As filed with the Securities and Exchange Commission on October 16, 1996

                           Registration No. 333-11773

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO
                                    FORM SB-2

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                            EMCLAIRE FINANCIAL CORP.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

Pennsylvania                                6021                 25-1606091
--------------------------------------------------------------------------------
(State or Other jurisdiction of       (Primary Standard       (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                         Code Number)

              612 Main Street, Box D, Emlenton, Pennsylvania 16373
                                 (412) 867-2311
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                          Ronald L. Ashbaugh, President
                            Emclaire Financial Corp.
              612 Main Street, Box D, Emlenton, Pennsylvania 16373
                                 (412) 867-2311
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                            Gregory A. Gehlmann, Esq.
                            Michael W. Zarlenga, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement is declared effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS

                        [EMCLAIRE FINANCIAL CORP. LOGO]

                              Holding Company of
                     The Farmers National Bank of Emlenton

                                200,800 SHARES

                                 COMMON STOCK

      Emclaire Financial Corp., a Pennsylvania corporation (the "Company") and the holding company for The Farmers National Bank of Emlenton (the "Bank"), is offering for sale up to 200,800 shares of its common stock, $1.25 par value per share (the "Common Stock") at a price of $13.50 per share (the "Offering Price"). There is no minimum number of shares required to be sold in the Offering. The offering made hereby is referred to herein as the "Offering." The Company reserves the right, in its sole discretion to accept or reject, in whole or in part, any or all orders for shares in the Offering, either at the time of receipt of an order or as soon as practicable following termination of the Offering. The Offering will terminate at _____ p.m. local time, Emlenton, Pennsylvania on ___________, 1996 (the "Expiration Date") unless extended at the Company's discretion for up to an additional 30 day period. Prior to the Offering, there has been no public market for the Common Stock. Unless the context otherwise requires, references to the "Company" include Emclaire Financial Corp. and The Farmers National Bank of Emlenton, its only operating subsidiary.


      All subscriptions are irrevocable. No minimum number of shares is required to be sold by the Company in the Offering. If at the Expiration Date less than all of the shares offered shall have been subscribed for, subscriptions that have been received by the Company shall remain effective and the Offering shall terminate with respect to the unsubscribed shares.

      The Company has engaged Hopper Soliday & Co., Inc. ("Hopper Soliday"), a registered broker-dealer, to provide financial advice and to assist, on a "best efforts" basis, in the solicitation of subscriptions to purchase shares in the Offering. In addition, Hopper Soliday may establish a selling group (the "Selling Group") that may include Hopper Soliday and enter into selected dealer agreements with each member of the Selling Group to assist in the sale of the shares in the Offering. Neither Hopper Soliday nor any member of the Selling Group will have any obligation to purchase or accept any shares of the Common Stock. See "Plan of Distribution - Financial Advisor."

SEE "RISK FACTORS" ON PAGE 1 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF THE BANK OR THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY, AND INVOLVE INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.




===========================================================================================================
                                      Offering        Estimated Underwriting          Estimated Proceeds to
                                       Price        Commissions and Other Expenses          Company

-----------------------------------------------------------------------------------------------------------
Per Share ......................           $13.50              $1.05                         $12.45
-----------------------------------------------------------------------------------------------------------
Total (2).......................           $2,710,800          $210,000                      $2,500,800
===========================================================================================================


(1) Includes $125,000 of estimated underwriting commissions to be paid to Hopper Soliday and other broker-dealers who participate in the Offering and other estimated expenses the Company will be required to pay in connection with the Offering. It is assumed for purposes of the estimates that all of the Common Stock will be sold in the Offering. The Company has agreed to indemnify Hopper Soliday against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2) The Company may increase the number of shares to be sold by 30,000 shares to 230,800 shares pursuant to an over-allotment reserve (the "Over-allotment Reserve") in order to permit the Company, in its sole discretion, to satisfy unfilled orders in the Offering. In the event 30,000 additional shares are sold pursuant to the Over-allotment Reserve, it is estimated that underwriting commissions and other expenses would be $222,150 and estimated proceeds to the Company would be $2,893,650. See "Plan of Distribution."

                                HOPPER SOLIDAY & CO., INC.

                    The date of this Prospectus is _________ __, 1996.

                           THE FARMERS NATIONAL BANK
                                  OF EMLENTON

===============================================================================



















                                     [MAP]

===============================================================================

                              PROSPECTUS SUMMARY

      The following summary is qualified by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Facts that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings assigned to them elsewhere in this Prospectus. Potential investors should read this prospectus carefully in its entirety, including the matters set forth under "Risk Factors" at page 1.

The Company..............     The Company was  incorporated  in  Pennsylvania in
                              1989 to own and control  all of the capital  stock
                              of The  Farmers  National  Bank of  Emlenton  (the
                              "Bank"),  a  national  banking  association.   The
                              Company  is  a  registered  bank  holding  company
                              pursuant to the Bank Holding  Company Act of 1956,
                              as amended ("BHCA"). The Company's primary federal
                              regulator is the Board of Governors of the Federal
                              Reserve System (the "Federal Reserve Board").  The
                              Company  has no  employees  other  than  executive
                              officers  who  do  not  receive  compensation  for
                              serving in such capacity. As of June 30, 1996, the
                              Company had consolidated asset,  liabilities,  and
                              shareholders'  equity  of $109.4  million,  $100.2
                              million, and $9.2 million, respectively.


                              The Company's principal executive office is located at the main office of the Bank at 612 Main Street, Emlenton, Pennsylvania 16373 and its telephone number is (412) 867-2311.


The Bank.................     The  Bank  was  organized  on May  16,  1900  as a
                              national banking association. The Bank's deposits are insured up to the legal maximum by the Bank
                              Insurance Fund ("BIF") as administered by the Federal Deposit Insurance Corporation ("FDIC").
                              The Bank operates under the supervision of the Office of the Comptroller of the Currency (the
                              "OCC"), however, as a BIF insured institution, the Bank is also subject to regulation by the FDIC.
                              See "Business - Supervision and Regulation."


                              The Bank operates as a full-service community bank, offering a variety of financial services to meet the needs of the markets served. Those services include, accepting time and demand deposits from the general public and together with other funds, using the proceeds to originate secured and unsecured commercial and consumer loans, finance commercial transactions and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment and mortgage- backed securities.

                              Financial and strategic highlights of the Bank include:

                              o History of profitability and dividends.

                                   During each of the four years ended  December
                              31, 1995, the Company generated returns on assets in excess of 1.00% and returns on equity in excess of 13.50%. Further, the Company, and before the Company's formation in 1989, the Bank, have paid cash dividends every year for at least the past forty years. Management realizes that significant expansion efforts tend to depress profitability

                                     (i)
                              ratios in the short term, but management believes that such expansion efforts are necessary in order to build the Company's franchise and shareholder value. The Company's last major expansion effort occurred in 1990, and indeed, profitability ratios were depressed, although still adequate, in 1991. In 1992, the Company returned to its historical levels of return on assets in excess of 1.00% and return on equity in excess of 13.50%. While there can be no assurance that the Company's results will return to these levels after the current expansion efforts, management believes that its prior experience in such efforts is a positive factor with regard to the potential for positive future results. See "Recent Developments," "Use of Proceeds," and "Business - General."

                              o Core deposits and customer service.

                              At June 30, 1996, 14.92% of the Bank's deposits were comprised of non-interest bearing demand deposits and 59.31% were checking, savings, and money market accounts. Management believes that the Bank's focus on personalized customer service is the primary reason for the relatively high percentages of transaction and savings accounts. This base of core deposits is a relatively stable and low cost source of funds compared to certificates of deposit which tend to be more price-sensitive and volatile in nature. This base of core deposits is also an important factor in the Bank's ability to maintain a favorable net interest margin.

                              o Insider ownership and focus on shareholder value.

                              As of August 20, 1996, directors and management owned approximately 29% of the Company's common stock. While this level of ownership does permit the directors and officers to strongly influence certain corporate decisions, more importantly, in management's opinion, it tends to align the interests of the directors and officers with the interest of the other shareholders of the Company. Management believes that this level of insider ownership causes a focus on shareholder value and that decisions regarding acquisitions, lending, product pricing, operating expenses, and fixed asset investment receive a high level of scrutiny because of this factor.

Common Stock Offered......    200,800 shares(1)

Common Stock Outstanding
After the Offering........    1,000,000 shares(1)

Estimated Net Proceeds to
the Company..............     $2,500,800(1)


Use of Proceeds..........     For  general  corporate  purposes,   including  to
                              provide   additional  equity  capital  to  support
                              future   growth,    including    possible   future
                              acquisitions  of  other  financial   institutions,
                              their branches or deposits. There are currently no
                              written or oral agreements or understandings  with
                              respect to any such acquisitions other than as set
                              forth   under   "Recent   Developments   -  Branch
                              Acquisition."  Pending their longer-term uses, the
                              net  proceeds   will  be  invested  in  short-term
                              investment   grade   obligations.   See   "Use  of
                              Proceeds."

Escrow..............          All funds  received  in  payment  of the  purchase
                              price   will  be  held   by  the   Company   in  a
                              non-interest bearing escrow account at the Bank.



                                     (ii)

Risk Factors.........         See "Risk Factors."

Recent Developments..         On May 3,  1996,  the Bank and Mellon  Bank,  N.A.
                              ("Mellon   Bank")  entered  into  a  purchase  and
                              assumption   agreement  whereby  the  Bank  is  to
                              purchase  the  furniture,   fixtures,   equipment,
                              building, and land, and assume the deposits of and purchase certain loans of a branch office of Mellon Bank located in Knox, Pennsylvania. The acquisition was completed on September 20, 1996.
                              See "Recent Developments - Branch Acquisition."

Expiration of the
Offering.................     The  Offering  will expire at __:__ _.m.,  Eastern
                              Time, on ________ __, 1996, unless extended by the Company.

(1) Assumes no exercise of the Over-allotment Reserve for an additional 30,000 shares of Common Stock. See "Plan of Distribution."


                                    (iii)

                     SELECTED CONSOLIDATED FINANCIAL DATA

      Set forth below are selected consolidated financial and other data of the Company. The financial data is derived in part, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto presented elsewhere in the Prospectus. Operating results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be obtained for the entire year ending December 31, 1996 or any other period.

Selected Financial and Other Data



                                       At
                                    June 30,                         At December 31,
                                      1996       1995      1994       1993       1992       1991
                                    --------     ----      ----       ----       ----       ----
                                             (Dollars in Thousands, Except Per Share Information)

Assets .........................   $109,398   $ 98,599   $ 96,714   $ 94,781   $ 91,520   $ 87,474
Deposits .......................     94,650     88,944     87,986     86,996     84,014     80,786
Loans ..........................     63,446     64,322     64,086     61,378     60,365     46,956
Allowance for loan losses ......        724        687        688        639        573        488
Investment securities ..........     38,666     26,361     25,436     23,180     18,795     29,717
Stockholders' equity ...........      9,191      9,032      8,155      7,397      6,654      5,961
Shares outstanding(1) ..........    799,200    799,200    799,200    799,200    799,200    800,000
Book value per share at period
  end(1) .......................   $  11.50   $  11.30   $  10.20   $   9.26   $   8.33   $   7.45
Number of:
  Full time equivalent employees         69         52         47         47         47         47
  Banking offices ..............          5          4          4          4          4          4



------------------
(1)   Adjusted for the 4-for-1 stock split effected June 20, 1996.

Selected Financial Ratios


                                                At
                                             June 30,                 At December 31,
                                                       ----------------------------------------------
                                               1996      1995      1994      1993      1992    1991
                                              ------   -------   -------   -------   -------  -------

Net loans as percent of deposits              66.27%     1.55%    72.05%    69.82%    71.17%   57.52%
Equity to assets .......................       8.40      9.16      8.43      7.80      7.27     6.81
Allowance for loan losses to total loans       1.14      1.07      1.07      1.04      0.95     1.04
Non-performing loans to total loan loans       1.72      0.42      0.77      1.02      1.06     1.41
Allowance for loan losses to non-
  performing loans .....................      66.30    253.51    138.71    101.75     89.95    73.49
Non-performing loans to total assets....       1.00      0.27      0.51      0.66      0.70     0.76
Average interest-earning assets to total
  assets ...............................      94.25     94.11     92.11     92.62     92.60    92.63
Average interest bearing liabilities to
  assets ...............................      77.03     77.26     78.36     79.84     80.94    80.62






                                        (iv)

Summary of Operations

      The following table summarizes the Company's results of operations for each of the periods indicated:


                              Six Months Ended
                                  June 30,                     Year Ended December 31,
                            --------------------  ------------------------------------
                              1996       1995       1995      1994      1993       1992     1991
                            ---------  ---------  --------  --------  ---------  --------  -----
                                         (Dollars in Thousands, Except Per Share Data)

Interest income...........     $3,766     $3,595    $7,437    $6,751     $6,772    $7,144   $6,454
Interest expense..........      1,539      1,438     2,986     2,573      2,651     3,256    3,539
                                -----      -----     -----     -----      -----     -----    -----

Net interest income.......      2,227      2,157     4,451     4,178      4,121     3,888    2,915
Provision for loan losses.         72         72       143       132        180       165      170
                                -----      -----     -----     -----      -----     -----    -----
Net interest income after
  provision for loan losses     2,155      2,085     4,308     4,046      3,941     3,723    2,745
Other income..............        195        193       389       384        301       299      322
Other expense ............      1,625      1,531     3,005     2,899      2,780     2,678    2,361
                                -----      -----     -----     -----      -----     -----    -----
Income before income taxes
  and cumulative effect
  adjustment..............        725        747     1,692     1,531      1,462     1,344      706
Applicable income tax expense     224        226       520       454        450       432      219
                                -----      -----     -----     -----      -----     -----    -----
Net income before cumulative
  effect adjustment.......        501        521     1,172     1,077      1,012       912      487
Cumulative effect adjustment (1)   --         --        --        --         31        --       --
                                -----      -----     -----     -----      -----     -----    -----
Net income................     $  501     $  521    $1,172    $1,077     $1,043    $  912  $   487
                                =====      =====     =====     =====      =====     ======   ======

Per Share Data (2)
Earnings per share:
Prior to cumulative effect
  adjustment..............      $0.63      $0.65     $1.47     $1.35      $1.27     $1.14   $ 0.64
Cumulative effect adjustment (1)   --         --        --        --       0.04        --       --
                                -----      -----     -----     -----      -----     -----    -----
Earnings per share........      $0.63      $0.65     $1.47     $1.35      $1.31     $1.14    $0.64
                                =====      =====     =====     =====      =====    ======   ======
Dividends paid............      $0.21      $0.20     $0.45     $0.40      $0.38     $0.27    $0.22
Average number of shares
  outstanding.............    799,200    799,200   799,200   799,200    799,200   799,612  762,688

-------------
(1) Reflects adoption of Statement of Financial Accounting Standards ("SFAS") No. 109.
(2)   Adjusted for the 4-for-1 stock split effected June 20, 1996.

                                        (v)

Key Operating Ratios

      The table below sets forth certain performance ratios for the Company for the periods indicated:



                                        Six Months Ended
                                           June 30, (1)                 Year Ended December 31,
                                        ----------------  --------------------------------------------------
                                         1996      1995      1995       1994       1993       1992     1991
                                        ------    ------  ---------   --------    -------   -------   ------

Return on average equity.............   10.86%    12.48%     13.56%     13.80%     14.69%    14.51%     8.79%
Return on average assets.............    1.00      1.10       1.10       1.12       1.11      1.01      0.66
Net yield on average interest-earning
  assets.............................    4.78      4.90       4.97       4.81       4.80      4.64      4.27
Other income to average assets.......    0.39      0.40       0.40       0.40       0.32      0.33      0.44
Other expenses to average assets.....    3.22      3.18       3.09       3.02       2.95      2.96      3.20
Dividends as a percent of net
  income.............................   33.33     30.77      30.61      29.63      29.01     23.68     34.38

-------------
(1)   Annualized where appropriate.

                   RECENT DEVELOPMENTS - BRANCH ACQUISITION

      On May 3, 1996, the Bank and Mellon Bank entered into a purchase and assumption agreement (the "Branch Acquisition") for a branch office in Knox, Pennsylvania, which was approved by the OCC on July 26, 1996. Under the terms of the Branch Acquisition, the Bank acquired certain assets of $129,000, assumed deposit liabilities of $14.1 million (less a premium of 10% of deposit liabilities assumed) and receive the net proceeds in cash. The investment and lending activities of the branch did not transfer to the Bank. The Branch Acquisition was consummated on September 20, 1996 and was accounted for using the purchase method of accounting. See "- Pro Forma Consolidated Balance Sheet."

      As of June 30, 1996, the cost of funds related to the deposits to be assumed was approximately 3.63%. Management does not believe there will be a material deposit outflow after the Branch Acquisition. The Bank has historically priced its deposit products to be competitive in the markets served. For the six months ended June 30, 1996, the Bank's average cost of deposits was 3.36%. It is anticipated that this practice, combined with the level of personal service provided, will allow the Bank to retain a significant portion of the deposits acquired in the Branch Acquisition. In this regard, Mellon Bank has agreed not to directly solicit the Branch Acquisition deposit customers, nor establish a branch, loan production office, or ATM within a five mile radius of the branch office for a period of two years.

      While management does not believe the Branch Acquisition will have a significant, long-term, adverse impact on its operations, it is expected the Branch Acquisition will have a short-term impact on its performance and financial position ratios, such as its return on average assets and its loans to deposits ratio, as net cash received in the Branch Acquisition is gradually worked into the mix of earning assets, specifically, the funding of loans.

                                     (vi)

                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                 June 30, 1996
                                  (Unaudited)

                                   Emclaire                       Pro Forma
                                   Financial                     Consolidated
                                     Corp.       Adjustments        Company
                                  ----------   --------------    -------------
                                               (In Thousands)

ASSETS

  Cash and due from banks         $   4,057    $      35 (1)      $  4,092
  Federal funds sold                              12,647 (1)         8,647
                                                  (4,000)(2)

  Investment securities:

    Available for sale               23,045                         23,045
    Held to maturity                 15,621                         15,621
  Loans                              63,446           26 (1)        63,472
  Less: allowance for loan losse       (724)                          (724)
  Premises and equipment              2,140           68 (1)         2,208
  Intangible assets                     273        1,401 (1)         1,674
  Other assets                        1,540                          1,540
                                    -------                        -------
     Total Assets                  $109,398                       $119,575
                                    =======                        =======
LIABILITIES
  Non-interest bearing demand      $ 14,121        1,117 (1)        15,238
  Interest bearing demand            11,675        1,834 (1)        13,509
  Savings                            13,549        1,101 (1)        14,650
  Money market                       16,788        1,875 (1)        18,663
  Certificates of deposit            38,517        8,206 (1)        46,723
                                   --------        -----           -------
     Total Deposits                 94,650                         108,783
  Short-term borrowings              5,000        (4,000)(2)         1,000
  Capital lease obligation             124                             124
  Other liabilities                    433            44 (1)           477
                                   --------        -----           -------
     Total Liabilities             100,207                         110,384

STOCKHOLDERS' EQUITY
  Common stock                       1,000                           1,000
  Additional paid in capital         1,013                           1,013
  Retained Earnings                  7,293                           7,293
  Unrealized gain (loss) AFS          (109)                           (109)
Treasury stock                          (6)                             (6)
                                   -------                         -------
     Total Stockholders' Equity      9,191                           9,191
                                   -------                         -------
     Total Liabilities and        $109,398                        $119,575
                                   =======                         =======
      Stockholders' Equity


(1) Branch Acquisition in Knox, Pennsylvania. Intangible assets of $1.4 million consist of core deposit intangible of $630,000, non-compete agreement of $25,000, and goodwill of $746,000. The core deposit, the non-compete agreement, and goodwill will be amortized over periods of seven, two, and 15 years, respectively.


(2) Federal Home Loan Bank ("FHLB") borrowings will be repaid from the net cash proceeds received from the Branch Acquisition.

                                    (vii)

                                 RISK FACTORS

      PROSPECTIVE INVESTORS SHOULD REVIEW AND CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

Effect of Acquisition and New Branch Openings

      The Bank will experience an immediate increase in personnel, property, and other expenses as a result of the Branch Acquisition. In addition, the cash received will be invested in relatively short-term, low-yielding investments. It is management's intention to reinvest the cash in higher-yielding loans and other investments as soon as practicable. However, management believes, based on its experience with prior acquisitions, that such reinvestment of funds acquired may require twelve to twenty-four months to complete. Therefore, the Branch Acquisition in the short term may reduce the Company's return on assets and return on equity ratios.

Potential Impact of Changes in Interest Rates

      The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investment securities, and its interest expense on interest-bearing liabilities, such as deposits. Like most financial institutions, the Bank's interest-earning assets generally have longer terms and are less interest rate sensitive than its liabilities. As a result, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and the Bank's net interest income generally would be adversely affected by material and prolonged increase in interest rates. Conversely, the Bank's net interest income would generally be positively affected by comparable declines in interest rates. At June 30, 1996, the Bank's interest-bearing liabilities which were expected to mature or reprice within one year exceeded the Bank's interest-earning assets expected to mature or reprice during the same period by $37.2 million representing a negative cumulative one-year interest rate sensitivity gap of 34.04% of the Bank's total assets. The Bank will continue to be affected by general changes in levels of interest rates and other economic factors beyond its control. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation - Asset/Liability Management" for further discussions of the Bank's exposure to interest rate risk.

      In addition to interest income and expense considered by the "gap" analysis described above, the market value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments, is subject to interest rate sensitivity. Primarily because of interest rate increases, at June 30, 1996, the Bank had gross unrealized losses in its held to maturity investment securities portfolios of $104,000, net of the applicable tax effect. Generally, the market value of fixed-rate instruments fluctuates inversely with changes in interest rates. To the extent the Company's investment securities are classified as held to maturity, the Company will be limited in its ability to sell these securities. Therefore, in times of rising interest rates, the Company will realize less than market returns on these investments. Management has no plans or intentions to sell any of the securities classified as held to maturity. Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-backed securities. Under these circumstances, the Bank would be subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities.

Offering Price Not Based Solely on Market Price


      The Offering Price has been determined by the Company with the assistance of Hopper Soliday based on certain factors including recent prices of trades for the Common Stock, an evaluation of the financial condition and performance of the Company, and comparisons of the relationships between market prices, book values, and earnings per share of other financial institutions of a similar size and asset quality. The Offering Price is not based solely on recent sales prices for the Common Stock since the Common Stock is thinly traded. Accordingly, there can be no assurance that the Common Stock may be resold at or above the Offering Price. See "Market Information" and "Plan of Distribution."

Absence of Active and Liquid Market for the Common Stock

      Prior to the Offering, there has been no public market for the Common Stock of the Company. Although, there can be no assurance, the Company expects that, following the Offering, the Common Stock will be traded in the over-the-counter market ("OTC") through the OTC "Electronic Bulletin Board." There can be no assurance, however, that an active trading market will develop or, if developed, will be sustained following the Offering. Hopper Soliday has advised the Company that, upon completion of the Offering, it intends to make a market in the Common Stock, subject to market conditions.


      Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, or any market maker. Due to the relatively small size of the Offering, when combined with the relatively small amount of Common Stock currently outstanding, it is unlikely that a stockholder base sufficiently large to create an active and liquid trading market for the Common Stock will develop, or, if developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. Therefore, a purchaser of the Common Stock should have a long-term investment intent and should recognize that the absence or discontinuance of an active trading market may make it difficult to sell the Common Stock after the Offering and may have an adverse effect on the price of the Common Stock. See "Market Information."


Local Economy and Limited Loan Demand

      The Bank's market area is primarily comprised of Venango, Clarion, Butler and Armstrong Counties in Pennsylvania. Although the Bank has a diversified loan portfolio in the types of loans that comprise the portfolio, a majority of the loans in the portfolio are concentrated in these counties. Loans outstanding to individuals and businesses are dependent on the local economic conditions in the Bank's primary market area and may be negatively effected by a downturn in the local economy.

      Since mid 1995, the Bank has experienced a flat market for new loan originations. Although management believes this situation to be cyclical, this limited loan demand and the increased competition for loan originations that the Bank has experienced and expects to continue to experience may negatively impact the Bank's ability to significantly expand its loan portfolio. Management monitors current and expected loan growth and will consider other means of generating loans should circumstances warrant such actions. Those means could include the use of mortgage brokers to obtain loans or the purchase of loans or participations in loans from other financial institutions. The use of mortgage brokers or the purchase of loan participations typically involves a higher degree of credit risk and a lower rate of return then similar loans originated by the Bank. The higher degree of credit risk may result in the Bank experiencing an increase in the provision for possible loan losses over what has been experience by the Bank in recent years. To minimize such risk, the Bank would only purchase loans that are underwritten pursuant to the Bank's underwriting standards. The lower rate of return may negatively effect the Bank's net interest margin and net income.


Control by Management/Certain Anti-takeover Provisions

      A total of 233,572 shares of Common Stock is beneficially owned by the directors and executive officers of the Company, or 29.23% of the Common Stock outstanding before the Offering. Hopper Soliday may offer shares of Common Stock in the Offering to the directors and executive officers. It is expected that the directors and executive officers will purchase approximately 19,775 shares. Accordingly, assuming that the directors and executive officers purchase such shares, such persons would beneficially own an aggregate of 253,347 shares of Common Stock or approximately 25.33% of the outstanding Common Stock following the Offering (assuming no use of the Over-allotment Reserve). See "Management - Security Ownership of Certain Beneficial Owners and Management."

      The Articles of Incorporation of the Company contain certain provisions designed to enhance the ability to the Board of Directors to deal with attempts to acquire control of the Company. In addition, pursuant to the Company's Articles of Incorporation, shares of preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. While these provisions may provide flexibility in connection with acquisitions and other corporate purposes, they could discourage or make more difficult a merger, tender offer or proxy contest, even though certain shareholders may wish to participate in such a transaction. Further, such provisions could potentially adversely affect the market price of the Common Stock. See "Description of Capital Stock."

Competition

      The Company operates in a competitive environment, competing for deposits and loans with commercial banks, thrift institutions, and other financial institutions. A number of mergers and consolidations involving banks in the market in which the Bank operates have occurred recently, resulting in an intensification of competition in the banking industry in the Company's geographical market. The Company also competes with money market mutual funds for funds from depositors. Many of the Company's competitors possess greater financial resources or have substantially higher lending limits than does the Company.

      Recent changes in federal banking laws are expected to facilitate interstate branching and merger activity among banks. Since September 1995, with exceptions, certain bank holding companies are authorized to acquire banks throughout the United States. In addition, on and after June 1, 1997, certain banks will be permitted to merge with banks organized under the laws of different states. Such changes may result in an even greater degree of competition in the banking industry and the Company may be brought into competition with institutions with which it does not presently compete. There can be no assurance that the profitability of the Company will not be adversely affected by the increased competition which may characterize the banking industry in the future. See "Business - Competition."

Best Efforts Offering

      The shares of Common Stock are being offered by the Company on a "best efforts" basis. Accordingly, there can be no assurances that all of the shares will be sold. No minimum number of shares is required to be sold under the terms of this Offering. All subscriptions will be irrevocable by subscribers. Those subscriptions accepted by the Company as of the Expiration Date will constitute the shares sold in this Offering. The Offering will expire at __:__ _.m., prevailing time, on ___________ __, 1996, unless further extended at the Company's discretion without notice to subscribers, for successive periods of 15 days, up to a period of __________.

                                   DILUTION

      Purchasers of Common Stock in the Offering will experience immediate dilution in book value per share and tangible book value per share from the public offering price. At June 30, 1996, the Company's book value per share was $11.50. After giving effect to the 200,800 shares of Common Stock at a price of $13.50 per share and to the payment of estimated offering expenses, the pro forma book value per share would have been $11.69. This would represent an immediate increase in book value of $0.19 per share to existing shareholders and an immediate dilution to new investors of $1.81 per share. "Tangible book value per share" is determined by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of outstanding shares of Common Stock.

                                USE OF PROCEEDS

      The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $2.50 million ($2.89 million if the Over-allotment Reserve is utilized). The net proceeds will be available for general corporate purposes, primarily to support future growth and the financing of possible future acquisitions of other financial institutions, their branches or deposits. There are currently no agreements or understandings with respect to any such acquisitions other than as set forth under "Recent Developments - Branch Acquisition." Pending their longer-term uses, the net proceeds will be invested in short-term investment grade obligations.

                              MARKET INFORMATION

      Prior to this Offering, there has been no established public trading market for the Common Stock. The Company anticipates that, following the Offering, the Common Stock will be traded on the over-the-counter market through the OTC Electronic Bulletin Board. Hopper Soliday has advised the Company that, upon completion of the Offering, it intends to make a market in the Common Stock, subject to market conditions. However, a public trading market will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. Due to the relatively small size of the Offering and the relatively small amount of Common Stock currently outstanding, it is unlikely that a stockholder base sufficiently large to create an active trading market will develop and, if developed, be maintained. Therefore, a purchaser of the Common Stock should have a long-term investment intent and should recognize that the absence or discontinuance of an active trading market may make it difficult to sell the Common Stock after the Offering and may have an adverse effect on the price of the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or any market maker. The number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment.

      See "Plan of Distribution" for information concerning the factors considered in determining the Offering Price. There can be no assurance that the Offering Price will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering. Trades in the Common Stock have occurred infrequently on a local basis and generally involved a relatively small number of shares. Based on information made available to it, the Company believes that the selling price for the Common Stock during 1994, 1995, and 1996 was $10.00, $10.50, and $11.25, respectively (adjusted for the 4-for-1 stock split effected June 20, 1996). These prices represent prices voluntarily disclosed by buyers or sellers and do not include any retail markup, markdown, or commission, and may not necessarily represent actual transactions. Such transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of the Common Stock at the time of such transaction due to the infrequency of trades and the limited market for the Common Stock.

                                   DIVIDENDS

      The Company has paid a cash dividend every quarter since its formation in 1989. The Bank, prior to the Company's formation, has paid dividends for over 40 years. It is the intention of the Company to continue its dividend payment policy although there can be no assurance that dividends will be paid, if any, at historical levels following the Offering. Declaration of dividends by the Board of Directors will depend upon a number of factors, including, but not limited to, the amount of net proceeds from the Offering retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, and general economic conditions.

      Dividends from the Company will depend, in part, upon receipt of dividends from the Bank, because the Company currently has no source of income other than dividends from the Bank. The Bank may not declare or pay dividends on the Common Stock if such payment would cause its regulatory capital to be reduced below the minimum requirements imposed by the OCC regulations.

      The Company is also subject to certain regulatory restrictions imposed by the Federal Reserve Board on the payment of dividends to its stockholders. In addition, the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is also subject to the requirements of Pennsylvania law. See "Description of Capital Stock."

      The following table sets forth the dividends declared per share during the period indicated, adjusted for the 4-for-1 stock split effected June 20, 1996.

                               Dividend Declared

1994

  First quarter..............        $0.10
  Second quarter.............         0.10
  Third quarter..............         0.10
  Fourth quarter.............         0.10
1995

  First quarter..............         0.10
  Second quarter.............         0.10
  Third quarter..............         0.10
  Fourth quarter (1).........         0.25
1996

  First quarter..............         0.10
  Second quarter.............         0.11
  Third quarter..............         0.11



(1)   Includes a $0.15 per share special dividend.

                                CAPITALIZATION

      The following table sets forth the capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the sale of $200,800 shares of the Common Stock offered hereby (after giving effect to the payment of estimated offering expenses). This table should be read in conjunction with "Management's Discussion and Analysis" and the Consolidated Financial Statements and Notes thereto included in this Prospectus:



                                                           Historical Capitalization     Pro Forma Consolidated
                                                                 of the Company       Capitalization, as Adjusted(3)
                                                           -------------------------  ------------------------------
                                                                              (Dollars in Thousands)

Deposits(1) ...............................................        $  94,650                   $  94,650
Borrowings and other liabilities ..........................            5,558                       5,558
                                                                     -------                     -------
      Total liabilities ...................................        $ 100,208                   $ 100,208
                                                                     =======                     =======
Capital Stock:
 Preferred stock, par value $1.00 per share................        $      --                   $      --
 Common stock, par value $1.25 per share
   (800,000 and 1,000,000 shares issued)(2) ...............            1,000                       1,250
Additional paid-in capital (2) ............................            1,013                       3,258
Treasury stock, at cost (800 and 0 shares) ................               (6)                         --
Net unrealized gain (loss) on securities available for sale             (109)                       (109)
Retained earnings .........................................            7,293                       7,293
                                                                     -------                      ------
      Total stockholders' equity ..........................        $   9,191                   $  11,692
                                                                     =======                      ======
Equity/Assets .............................................              8.4%                       10.4%


---------------------
(1) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(2) Assumes that the Over-allotment Reserve for 30,000 shares is not utilized. If the Over-allotment Reserve is exercised in full, Common Stock, additional paid-in capital, and total stockholders' equity would be $1.3 million, $3.6 million, and $12.1 million, respectively.
(3) Assumes the sale of 200,800 shares of Common Stock. The pro forma presentation does not show the impact of (a) results of operations after the Offering, (b) changing market prices of shares of Common Stock after the Offering, or (c) the sale of a smaller number of shares. See also "Risk Factors - Best Efforts Offering."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

      The following discussion and analysis is intended to provide information about the financial condition and results of operation of the Company and should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this prospectus.

General

      The Company's results of operations are dependent on the operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loan and investment securities portfolios and other interest earning assets, and its cost of funds consisting of interest expense paid on its deposits and other interest bearing liabilities. Net interest income is also affected by the relative amounts (volume) of interest earning assets and liabilities. The Bank's net income is also impacted by its provision for loan losses, as well as, other operating income and other operating expense. Other operating income consists principally of service charges on deposit accounts, while other operating expense is comprised of salaries and wages, occupancy expenses, and other general and administrative expenses. Earnings of the Bank are also impacted by general economic, competitive, and regulatory conditions, particularly changes in market interest rates, government policy, and actions of regulatory agencies.

Management Strategy

      The Company's philosophy is to combine quality personal service, strategic office locations, and technology to offer a variety of loan and deposit products tailored to fit the needs of its customers. To further such philosophy, the Company has installed a wide area network (WAN) and teller terminals at each office, along with specialized loan and deposit software for the processing of new loan and deposit accounts. The WAN allows all users either through a teller terminal or personal computer to access customer account information in significantly less time than could be done under the previous dedicated terminal system.

      In addition, during the first six months of 1996, the Company took advantage of several opportunities to expand its presence in its existing market area. This included the opening of two de novo branch office facilities: an office in Butler commenced operations May 20, 1996; an office in Knox opened August 12, 1996; and the planned acquisition of a third office, also located in Knox. See "Recent Developments - Branch Acquisition." The Knox offices fit into the Company's current operational area by bridging the market area between the Emlenton and Clarion offices, and the Butler office expands the Bank's presence in northern Butler County. While the Company has no further plans to expand its branch network, Management is continually identifying and assessing opportunities for future expansion.

Asset/Liability Management

      The Company's earnings are primarily dependent on its net interest income. Net interest income is affected by (1) the amount of interest-earning assets and interest-bearing liabilities, (2) rates of interest earned on interest-bearing assets and rates paid on interest-bearing liabilities, and (3) the difference ("interest rate spread") between rates of interest earned on interest-bearing assets and rates paid on interest-bearing liabilities. To measure the relationship of interest-earning assets and interest-bearing liabilities and their impact on net interest income, the Company maintains an asset/liability management program.


      One of the principal functions of the Company's asset/liability management program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of this program is to manage the relationship between interest-earning assets and interest-bearing liabilities to minimize the fluctuations in the net interest spread and achieve consistent growth in net interest income during periods of changing interest rates. The Company evaluates various interest rate analysis scenarios based upon various assumptions and past experience in accordance with the Joint Policy Statement on Interest Rate Risk published by the Federal Reserve Board, the OCC, and the FDIC in June 1996. The policy statement requires each institution to develop internal policies and procedures for managing interest rate risk in accordance with the principles provided in the policy statement. The regulatory agencies examine, as part of their normal supervisory examination, the Company's policies and procedures relating to interest rate risk management to ensure that the Bank's policies and procedures are consistent with safe and sound banking practices.

      Interest rate sensitivity is the relationship of differences in the amounts and repricing dates of interest-earning assets and interest-bearing liabilities. These differences, or interest rate repricing "gap," provide an indication to the extent to which net interest income could be affected by changes in interest rates. During a period of rising interest rates, a positive gap (when interest-earning assets are greater than interest-bearing liabilities) is desirable. A falling interest rate environment would favor a negative gap position (when interest-earning assets are less than interest-bearing liabilities). However, not all assets and liabilities with similar maturities and repricing opportunities will reprice at the same time or to the same degree. As a result, the Company's gap position is an indicator of the Company's interest rate risk position but does not necessarily predict the impact on net interest income given a change in interest rate levels.

      The following table sets forth the Company's gap position for June 30, 1996, based upon contractual repricing opportunities or maturities, with variable rate products measured to the date of the next repricing opportunity as opposed to contractual maturities. Fixed rate products are measured to contractual maturity considering scheduled payment amortization for fixed rate loans. With the exception of time deposits, all deposits are assumed to mature within ninety days.


                                                                                  At June 30, 1996
                                                    --------------------------------------------------------------------------------
                                                                 0-90        91 Days -     1-3        3-5         5-10        Over
                                                    Balance      Days         1 Year      Years      Years        Years     10 Years
                                                    -------   ---------     -----------  --------  ---------   ----------   --------
                                                                                (Dollars in Thousands)

ASSETS

  Interest-bearing deposits ....................   $      29  $      29    $    --     $    --     $    --     $    --    $      --
  Investment securities(1) .....................      38,392      2,840        7,081      13,466      13,382       1,623         --
  Loans(2) .....................................      63,446     17,477        5,809      11,592       9,455      14,001      5,112
                                                   ---------  ---------    ---------   ---------   ---------   ---------  ---------
     Total earning assets ......................     101,867     20,346       12,890      25,058      22,837      15,624      5,112
                                                   ---------  ---------    ---------   ---------   ---------   ---------  ---------

LIABILITIES

  Interest-bearing demand ......................      11,675     11,675           --          --          --          --         --
  Savings ......................................      13,549     13,549           --          --          --          --         --
  Money market funds ...........................      16,788     16,788           --          --          --          --         --
  Certificates of Deposit greater than .........   $   4,605        718        2,139       1,361         387          --         --
  Other time deposits ..........................      33,912      6,680       13,879      10,240       3,100          13         --
  Federal Funds Purchased ......................       1,000      1,000           --          --          --          --         --
  FHLB borrowings ..............................       4,000      4,000           --          --          --          --         --
  Capital lease obligation .....................         124         13           31          80          --          --         --
                                                   ---------  ---------    ---------   ---------   ---------   ---------  ---------
     Total interest bearing liabilities ........      85,653     54,423       16,049      11,681       3,487          13         --
                                                   ---------  ---------    ---------   ---------   ---------   ---------  ---------

Interest rate sensitivity gap ..................      16,214    (34,077)      (3,159)     13,377      19,350      15,611      5,112
Cumulative rate sensitivity gap/total assets ...     (34,077)   (37,236)     (23,859)     (4,509)     11,102      16,214
Rate sensitive assets/rate sensitive liabilities                   0.37 %       0.80 %      2.15 %      6.55%   1,201.85%       N/A

Interest rate sensitivity gap/total assets .....                 (31.15)%      (2.89)%     12.23 %     17.69%      14.27%      4.67%
Cumulative rate sensitivity gap/total assets ...                 (31.15)%     (34.04)%    (21.81)%    (4.12)%      10.15%     14.82%


----------------
(1) Includes debt securities available for sale at amortized cost. Excludes Federal Reserve and FHLB stock.
(2)   Includes nonaccrual loans.

      Average Balance Sheet. The following tables set forth for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.



                                                      Six Months Ended June 30, 1996        Six Months Ended June 30, 1995
                                                  ------------------------------------    -----------------------------------
                                                   Average                                 Average
                                                   Volume        Interest      Yield(1)     Volume      Interest    Yield(1)
                                                  ----------    -----------   ---------   ---------    ----------  ----------
                                                                              (Dollars in Thousands)

ASSETS
Interest-earning assets
  Investment securities
    Taxable ...................................   $  25,296      $    735        5.82%    $ 18,763       $  492      5.24%
    Exempt from federal income tax ............       3,558           103        5.79        4,835          133      5.50
  Interest-bearing deposits in other banks ....          43             1        4.65           32            1      6.25
  Loans(2)(3) .................................      63,435         2,892        9.12       64,328        2,957      9.19
  Federal funds sold ..........................       2,742            77        5.62        2,524           72      5.71
                                                    -------        ------                   ------        -----
     Total interest-earning assets ............      95,074         3,808        8.01       90,482        3,655      8.08
                                                                   ------        ----                     -----      ----
Noninterest-earning assets
  Cash and due from banks .....................       3,303                                  3,241
  Allowance for loan losses ...................        (705)                                  (677)
  Other assets ................................       3,206                                  3,318
     Total assets .............................   $ 100,878                               $ 96,364
                                                    =======                                 ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
  NOW accounts ................................   $  11,582           122        2.10    $  12,084          133      2.20
  Money market accounts .......................      15,893           256        3.22       17,711          290      3.27
  Savings deposits ............................      13,201           184        2.79       12,591          190      3.02
  Time deposits ...............................      36,403           960        5.27       32,250          819      5.08
  Obligation under capital lease ..............         134             4        5.97          171            6      7.02
  Short-term borrowings .......................         489            13        5.32           --           --      0.00
                                                    -------         -----                   ------        -----
     Total interest-bearing liabilities .......      77,702         1,539        3.96       74,807        1,438      3.84
                                                                    -----        ----                     -----      ----
Noninterest-bearing liabilities
  Demand deposits .............................      13,488                                 12,736
  Other liabilities ...........................         424                                    395
  Capital .....................................       9,264                                  8,426
                                                    -------                                 ------
     Total liabilities and stockholders equity     $100,878                              $  96,364
                                                    ======                                  ======
Interest rate spread ..........................                                  4.05%                               4.24%
                                                                                 ====                                ====
Net interest income and net yield
  on interest-earning assets ..................                $   2,269         4.78%                    2,217      4.90%
                                                                   =====         ====                     =====      ====


----------------

(1)  Yields   on    interest-earning    assets   have   been   computed   on   a
     taxable-equivalent basis using the federal income tax statutory rate of 34%.

(2)  Interest on loans includes fee income.

(3)  Non-accrual loans included.



                                                                       Year Ended December 31,
                                                               1995                              1994
                                                ------------------------------------ ------------------------------------

                                                  Average                                Average
                                                  Volume     Interest      Yield(1)      Volume     Interest     Yield(1)
                                                 --------    --------      --------      -------   ---------     --------

                                                       (Dollars in Thousands)

ASSETS
Interest-earning assets
  Investment Securities
    Taxable ..................................   $ 18,924     $  1,034        5.46%   $  19,075    $    935       4.90%
    Exempt from federal income tax ...........      4,588          255        5.56        5,645         308       5.46
  Interest bearing deposits in other banks ...         38            2        5.26           17           1       5.88
  Loans(2)(3) ................................     64,701        6,051        9.35       61,574       5,510       8.95
  Federal funds sold .........................      3,408          198        5.81        2,915         115       3.95
                                                   ------       ------                   ------       -----
  Total interest-earning assets ..............     91,659        7,540        8.23       89,226       6,869       7.70
                                                                ------       -----                    -----       ----
Noninterest-earning assets

  Cash and due from banks ....................      3,226                                 4,359
  Allowance for loan losses ..................       (680)                                 (666)
  Other assets ...............................      3,188                                 3,184
                                                   ------
     Total assets ............................   $ 97,393                              $ 96,103
                                                   ======                                ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities

  NOW accounts ...............................   $ 12,217          272        2.23     $ 12,513         277       2.21
  Money market accounts ......................     16,793          554        3.30       19,533         602       3.08
  Savings deposits ...........................     12,600          385        3.06       12,968         393       3.03
  Time deposits ..............................     33,473        1,765        5.27       30,236       1,294       4.28
  Obligation under capital lease .............        162           10        6.17           59           7      11.86
  Borrowed funds .............................         --           --          --           --          --         --
                                                   ------        -----                   ------       -----
    Total interest-bearings liabilities            75,245        2,986        3.97       75,309       2,573       3.42
                                                                ------        -----                   -----       -----
Noninterest-bearing liabilities
  Demand deposits ............................     13,080                                12,471
  Other liabilities ..........................        431                                   515
  Capital ....................................      8,637                                 7,808
                                                   ------                                ------
    Total liabilities and stockholders'
      equity .................................   $ 97,393                              $ 96,103
                                                   ======                                ======
Interest rate spread .........................                                4.26%                               4.28%
                                                                              ====                                ====
Net interest income and net
    yield on interest-earning assets .........                $  4,554        4.97%                $  4,296       4.81%
                                                                 =====        ====                    =====       ====


----------------
(1)  Yields   on    interest-earning    assets   have   been   computed   on   a
     taxable-equivalent basis using the federal income tax statutory rate of 34%.
(2)  Interest on loans includes fee income.
(3)  Non-accrual loans included.

      Rate/Volume Analysis. Changes in net interest income are attributable to three factors: (1) a change in the volume of an interest-earning asset or interest-bearing liability, (2) a change in interest rates, or (3) a change attributable to a combination of changes in volume and rate. The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (a) changes in volume (changes in volume multiplied by the old interest rate); and (b) changes in rates (changes in interest rates multiplied by the old average volume).



                                      Six Months Ended June 30,
                                       Year Ended December 31,
                                           1996 vs. 1995                  1995 vs. 1994             1994 vs. 1993
                                      ---------------------------  -------------------------  --------------------------
                                       Total     Change Due to     Total     Change Due to    Total     Change Due to
                                       Change  Volume(1)  Rate(1)  Change  Volume(1) Rate(1)  Change  Volume(1)  Rate(1)
                                       ------  ---------  ------   -----   --------  -------  ------  ---------  -------
                                                                        (In Thousands)

INTEREST INCOME ON:

  Taxable investment securities ....   $ 243    $ 184    $  59    $  99    $  (7)    $ 106   $ (69)   $  94    $(163)
  Non-taxable investments ..........     (30)     (37)       7      (53)     (59)        6      88       82        6
  Interest bearing deposits in
    other banks ....................      --       --       --        1        1        --     (30)     (26)      (4)
  Loans ............................     (65)     (39)     (26)     541      289       252      50       68      (18)
  Federal funds sold ...............       5        6       (1)      83       22        61     (30)     (63)      33
                                       -----    -----    -----    -----    -----     -----   -----    -----    -----
      Total interest income ........     153      114       39      671      246       425       9      155     (146)
                                        ----    -----    -----    -----    -----     -----   -----    -----    -----

INTEREST EXPENSE ON:

  NOW accounts .....................     (11)      (5)      (6)      (5)      (8)        3     (13)      14      (27)
  Money market accounts ............     (34)     (29)      (5)     (48)     (89)       41     (16)     (14)      (2)
  Savings deposits .................      (6)      10      (16)      (8)     (12)        4      28       35       (7)
  Time deposits ....................     141      108       33      471      150       321     (80)     (58)     (22)
  Obligation under capital lease          (2)      (1)      (1)       3        7       (4)       3        2        1
  Borrowed funds ...................      13       13       --       --       --       --       --       --       --
                                       -----    -----    -----    -----    -----     -----   -----    -----    -----
     Total interest expense ........     101       96        5      413       48       365     (78)     (21)     (57)
                                       -----    -----    -----    -----    -----     -----   -----    -----    -----

NET INTEREST INCOME ................   $  52    $  18    $  34    $ 258    $ 198     $  60   $  87    $ 176    $  89
                                       =====    =====    =====    =====    =====     =====   =====    =====    =====


---------------
(1) Changes in interest income/expense not arising from volume or rate variances are allocated proportionately to rate and volume.

Comparison of Financial Condition at June 30, 1996 and December 31, 1995

      Total assets at June 30, 1996 were to $109.4 million, an increase of $10.8 million or 10.95% over December 31, 1995. The increase was primarily due to a $12.9 million increase in available-for-sale investment securities, principally funded through an increase in deposits of $5.7 million, and a $4.0 million short-term borrowing from the FHLB.

      Loans receivable at June 30, 1996 totaled $63.4 million, a decrease of $876,000 or 1.36% from December 31, 1995. This decline is the result of relatively flat loan demand within the Company's market area combined with normal amortization and repayments of existing loans. Management believes the decline to be cyclical. Management monitors current and expected loan growth and will consider other means of generating loans should circumstances warrant such actions. Those means could include the use of mortgage brokers to obtain loans or the purchase of loans or participation of loans from other financial institutions.

      Deposits of $94.7 million at June 30, 1996, represented an increase of $5.7 million or 6.41% over December 31, 1995. The increase in deposits is principally related to the opening of the branch office in Butler. Total liabilities at June 30, 1996 amounted to $100.2 million, an increase of $10.6 million or 11.83% from December 31, 1995. This increase was primarily due to an increase in deposits combined with the increase in short-term borrowings used to fund investment securities purchases in anticipation of the acquisition of the Knox branch office.

     During the six months ended June 30, 1996, total non-performing loans increased by $821,000. The increase was primarily due to $831,000 in loans to a single customer being classified as impaired. See "Business - Non-Performing Assets."

      Stockholders' equity increased $158,000 or 1.75% during the first six months of 1996, as a result of net retained earnings, which more than offset the net unrealized loss on available-for-sale securities, which declined $175,000 net of tax the applicable effect.

Comparison of Financial Condition at December 31, 1995 and December 31, 1994

      Total assets at December 31, 1995 of $98.6 million represented an increase of $1.9 million or 1.96% from December 31, 1994. This increase was primarily the result of increased federal funds sold of $1.6 million or 177.78% from year-end 1994, combined with an increase in investment securities of $975,000 or 3.83% from year-end 1994.

      In December 1995, in accordance with Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company reclassified certain of its investment securities from the held-to-maturity classification to the available-for-sale classification. These debt securities had an amortized cost of $10.0 million and an unrealized gain of $44,000. The net appreciation resulting from this transaction was recorded, net of the federal income tax effect, to an unrealized gain account, which is a component of stockholders' equity.

      Loans receivable at December 31, 1995 of $64.3 million increased $236,000, or 0.37%, from $64.1 million at December 31, 1994. Loan growth during 1995 was minimal as loan demand slowed during the second half of 1995. See also "- Comparison of Financial Condition at June 30, 1996 and December 31, 1995."

      Deposits exhibited a slight increase of $957,000 or 1.09% during 1995, due to growth in time certificates of deposit as deposit customers sought higher rates of return.

      Stockholders'  equity increased  $877,000 or 10.75% over year-end 1994 due
to  net  retained   earnings   combined  with  a  $66,000   unrealized  gain  on
available-for-sale investment securities.


Comparison of Operating Results for the Six Months Ended June 30, 1996 and 1995

      General. Net income for the first six months of 1996 totaled $501,000 or $0.63 per share as compared to $521,000 or $0.65 per share for the same period in 1995. The decline in net income can be attributed to several factors including (1) start-up and operational costs for the two new offices which amounted to $93,000 during the six months ended June 30, 1996. These costs consist of additional employee expenses, occupancy, regulatory fees, printing and supplies and additional advertising and promotional costs; (2) in addition to the employees hired and trained to staff the two newest branch offices, the board of directors and management hired, transferred, and promoted additional personnel to staff newly created positions within the Company. These positions include, chief financial officer, manager of human resources, secondary market mortgage loan officer, and assistant marketing director. In addition, several persons were hired as loan officers and management trainees at existing office locations. As a result, the number of full time equivalent employees increased to 69 at June 30, 1996 from 52 as of June 30, 1995; and (3) a significant investment was made in the technological needs of the Company with the installation of a wide area network ("WAN") and teller terminals at each office location, along with the purchase of computer software systems for loan originations, deposit account openings, and collections. The total cost of the networking project is estimated to be approximately $650,000, including all hardware and software. At September 30, 1996, approximately $563,000 had been disbursed for this project.


   With the anticipated acquisition of the second office in Knox in September 1996, it is anticipated recurring quarterly operating costs will increase by $44,000 beginning the last quarter of 1996, $45,000 of non-recurring costs associated with converting and supplying the office are expected to be incurred in the third and fourth quarters of 1996. See "Recent Developments - Branch Acquisition."


      Management estimates that annual operating expenses will increase by approximately $1.2 million, before taxes, as a result of the new branches, the additional employees and the investment in technology. Management expects that both interest income and fee income will increase significantly as a result of the new branches, employees and technology, however, it is not possible to precisely estimate such revenue increases at this time.

See "- Other Operating Expense."


      Net Interest Income. Net interest income on a tax equivalent basis increased $52,000 or 2.35% from $2.2 million for the sixth months ended June 30, 1995, due principally to an increase in interest income of $153,000 which was partially offset by a $101,000 increase in interest expense.

      The increase in interest income was derived primarily from earnings on taxable investment securities which increased $243,000 from 1995, due to an increase in the average balance to $25.3 million at June 30, 1996, from $18.8 million at June 30, 1995. This 34.57% increase in taxable investment securities was funded principally by a $4.0 million short-term borrowing from the FHLB incurred in anticipation of the purchase of the branch office in Knox, and deposit growth at the Butler branch office location. In addition, the overall yield on taxable investment securities increased slightly to 5.82% at June 30, 1996 from 5.24% at June 30, 1995 due to a moderate rise in market interest rates.

      The increase in investment interest income offset the decline in earnings in both tax exempt investment securities and loans. Tax exempt securities income on a tax equivalent basis declined $30,000 or 22.56% due to maturities of state and local government debt issues. The tax equivalent rates available for these types of securities during the first six months of 1996 compared unfavorably to taxable debt instruments with similar credit and interest rate risks. As a result, these maturities were reinvested in taxable securities. Management continually assesses opportunities to invest in tax exempt debt securities, and will consider such investments should future market conditions make them favorable.

      Interest income on loans for the first six months of 1996, on a tax equivalent basis, declined $65,000 or 2.20% as compared to the same period in 1995. This decrease is due to a combined decrease in both the yield obtained and the volume of funds invested in the loan portfolio. The average balance of loans remained largely unchanged from 1995, declining $893,000 or 1.39%. This decline is attributable to the relatively flat loan demand in the Bank's general market area. Management believes the establishment of the Butler branch office will serve to expand the Bank's lending area within the same general market. However, as with almost all de novo operations, it will take time to establish a presence and name recognition as a lender in the Butler area and there can be no assurances this new branch will generate the desired level of lending.

      Interest expense increased $101,000 or 7.02% during the first six months of 1996, as compared to the same period in 1995, due primarily to the increase in the volume of time deposits, the average balance of which increased 12.88% to $36.4 million from the same period in 1995. As a result of the increase in time deposits combined with borrowing from the FHLB, the cost of funds increased to 3.96% for the first six months of 1996 from 3.84% during the same period in 1995.

      Provision for Loan Losses. The provision for loan losses for the six months ended June 30, 1996 and 1995 totalled $72,000. Management makes periodic provisions to the allowance for loan losses to maintain the allowance at an acceptable level commensurate with management's assessment of the credit risk inherent in the loan portfolio. See "The Business of Bank - Allowance for Loan Losses" for a discussion of management's procedures in monitoring the adequacy of the allowance for loan losses.

      Other Operating Income. Other operating income, which is comprised principally of fees and charges on customer deposit accounts, increased $2,000 or 1.04% from the six month periods ended June 30, 1995 to 1996. Service charges on customer accounts increased $15,000 or 10.56%, due largely to an increase in the number of deposit accounts. Other operating income decreased $13,000 during the same period because of a decline in commissions received on loan and health insurance coverage on customer loan accounts, due to the lack of loan demand previously discussed.

      Other Operating Expense. Other operating expense increased $94,000 or 6.14% during the six month period ended June 30, 1996 as compared to the same period in 1995. Salaries and employee benefits increased $134,000 or 17.77% due to the hiring of additional personnel, as well as the impact of normal salary and cost increases related to existing employees. All of the 20 employees (including six part-time employees) hired thus far in 1996 commenced employment during the second quarter. As a result, the salaries and benefits recorded for the first six months do not reflect the full impact of these additional employees for the six months ended June 30, 1996. Through the first six months of 1996, a monthly accrual of $10,000 was recorded for a discretionary year-end bonus paid to employees and officers based upon the Bank meeting certain earnings goals.


No further accruals are expected.

      Occupancy and equipment expenses increased $23,000 or 11.73% due to additional costs related to the operation of the Butler office, as well as the addition of three automatic teller machines at two existing offices and an off-site ATM location. The Butler office also has an ATM as will the new office in Knox.


      Other operating expense declined $64,000 or 11.00% for the six months ended June 30, 1996 as compared to the same period in 1995, due primarily to a decrease in deposit insurance premiums. During the six months ended June 30, 1995, deposit insurance premiums totaled $98,000. For the six months ended June 30, 1996, the Company paid the minimum fee of $500 per quarter. This decrease was partially offset by increased costs for network expenses associated with the installation of ATMs which increased $14,000 or

63.64% from the same period in 1995; telephone, and printing and supplies which increased $6,000 or 25.00% and $12,000 or 22.64%, respectively due to costs associated with the additional branch offices. In addition, costs for consulting and regulatory fees in connection with the Butler and Knox offices and the purchase of the second Knox office totaled approximately $9,000. As mentioned previously, management expects that annual operating expenses will increase by approximately $1.2 million, before taxes, as a result of the new branches, the additional employees and the investment in technology. The details of the expected increase in operating expenses are summarized in the following table:


                                                    Estimated
                                                    Annualized
Category                                             Amount
                                                    --------

Butler office.............................          $  350
Knox 338..................................             195
Knox Main Street office...................             163
Amortization of intangible assets.........             152
Other personnel...........................             220
Computer hardware and software............             100
                                                     -----
     Total................................          $1,180
                                                     =====




      The Board of Directors and management analyzed the potential effect of each of these expenditures prior to approval and believe that these expenditures will have an overall positive effect on the Company's franchise and shareholder value, but also realize that the expenditures will most likely depress profitability ratios in the short term. The Board of Directors and management also expect that both interest income and fee income will increase significantly as a result of the new branch offices, new employees and new technology. However, it is not possible to precisely estimate such revenue increases, if any, at this time.


      Statements concerning future performance, developments, or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates.

      Income Tax Expense. Income taxes decreased $2,000 or 0.88% during the first six months of 1996 when compared to the same period in 1995, due to the 2.95% decline in pre-tax income.

Comparison of Operating Results for the Years Ended December 31, 1995 and 1994

      General. Net income for the year ended December 31, 1995 totaled $1.2 million or $1.47 per share compared to $1.1 million or $1.35 per share for 1994. This increase of 8.82% in net income is principally attributable to a $273,000 or 6.53% increase in net interest income, partially offset by a $106,000 or 3.66% increase in other operating expenses.

      Net Interest Income. Net interest income on a tax equivalent basis increased $258,000 or 6.01% in 1995 from 1994. This increase was the result of an increase in interest income of $671,000 offset by an increase in interest expense of $413,000.

      Interest income increased primarily because of an increase in interest on loans of $541,000 or 9.82% on a tax equivalent basis. This increase is the result of an increase in the average balance of loans to $64.7 million in 1995 from an average balance of $61.6 million in 1994. Earnings on taxable investment securities increased $99,000 due to an increase on the yield on the portfolio. In addition, interest earnings on federal funds sold increased $83,000 due to an increase in the yield coupled with an increase in the average balance of federal funds sold.

      The increase in interest income was partially offset by an increase in interest expense of $413,000 in 1995 resulting principally from a $471,000 or 36.40% increase of interest paid on time deposits. This increase resulted from an increase in the average interest rate on time deposits which increased to 5.27% for 1995 from 4.28%for 1994. In addition, the average amount of time deposits increased 10.71% to $33.5 million in 1995. The increase in the average balance of time deposits resulted from existing customers transferring funds from other deposit accounts, particularly money market accounts, to take advantage of relatively higher rates of interest available on time deposits.

      As a result of the above listed factors, the net yield on earning assets increased to 4.97% for 1995 from 4.81% for 1994.

      Provision for Loan Losses. The provision for loan losses for 1995 was $143,000, a 8.33% increase from the $132,000 provided in 1994. The increase in the provision for loan losses was a result of management's analysis of the loan portfolio, including the loan growth experienced by the Company starting in mid 1994 and running through mid 1995. See also "Business of the Bank - Allowance for Loan Losses".

      Other Operating Income. Other operating income increased $4,000 or 1.04% to $389,000 for 1995. This minimal fluctuation corresponded with the relative stability of the deposit portfolio, the average balance of which increased only $545,000 in 1995 from 1994. Service fees on deposit accounts increased $5,000 or 1.72%, while other income declined slightly due principally to a decrease in commissions earned on life and health insurance on customer loan accounts.

      Other Operating Expense. Other operating expense for 1995 increased $106,000 or 3.66% from 1994. The primary reason for this minimal increase was the decrease in deposit insurance premiums which were reduced 48.21% to $101,000 for the year ended December 31, 1995 from $195,000 for the year ended December 31, 1994, due to regulations approved on August 8, 1995 which reduced the premium for well capitalized commercial banks from 23 cents per $100 of insured deposits to 4 cents per $100 of insured deposits. This reduced premium expense was offset by increases to salaries and benefits of $114,000 or 7.97% in 1995 due to normal recurring salary adjustments and normal increases in employee benefits. Furniture and equipment expense increased $22,000 or 10.53% in 1995 due principally to costs associated with maintenance contracts for data processing equipment which increased $12,000 and miscellaneous equipment repairs and maintenance which increased $7,000. Advertising expense increased $25,000 during 1995 as a result of an increased focus on marketing and advertising, including print and radio commercials. Miscellaneous losses increased $37,000 in 1995 compared to 1994 due to a write down of a parcel of other real estate owned to fair value.

      Income Tax Expense. Income tax expense increased to $520,000 for 1995 from the $454,000 recorded in 1994, representing an increase of 14.54%, due principally to the 10.52% increase in pre-tax income, combined with a 17.24% decrease in tax exempt securities income.

Liquidity and Capital Resources

      Liquidity. Liquidity represents the Company's ability to meet normal cash flow requirements of its customers for the funding of loans and repayment of deposits. Liquidity is generally derived from the repayments and maturities of loans and investment securities. Management monitors liquidity daily, and on a monthly basis incorporates liquidity management into its asset/liability management program.

      Operating activities, as presented in the statement of cash flows in the accompanying financial statements presented elsewhere herein, provided $323,000 in cash during the first six months of 1996, generated principally from net income, as compared to the $781,000 provided during the same period in 1995. The primary reason for the decrease during 1996 was an increase in accrued interest receivable due to an increase in investment securities which generally pay interest semi-annually.


      Investing activities consist primarily of loan originations and repayments, and investment purchases and maturities. These activities used $12.5 million in funds during the first six months of 1996, principally for the purchase of investment securities. For the same period in 1995, financing activities provided $2.3 million in funds, resulting from $4.1 million in investment securities maturities, which funded $975,000 in investment purchases and $964,000 of net loan originations.

      Financing activities consist of the solicitation and repayment of customer deposits, borrowings and repayments, and the payment of dividends. During the six months ended June 30, 1996, financing activities yielded $10.5 million in funds, principally derived from an increase in deposit accounts, short-term FHLB borrowings, and federal funds purchased. During the six months ended June 30, 1995, financing activities used $330,000 for deposit repayments and the payment of dividends.

      In addition to using the loan and investment portfolios as a source of liquidity, the Company has access to funds from other sources if the need for additional funds would arise. There are available lines of credit through the FHLB, along with a federal funds line of credit available through the Bank's primary correspondent bank. In addition, the Bank has access to funds through the discount window at the Federal Reserve Bank. The Company also has a ready source of funds through the available-for-sale component of the investment securities portfolio.

      The Company anticipates it will have sufficient funds available to meet the needs of its customers for deposit repayments and loan fundings. At June 30, 1996, loan and letter of credit commitments totaled $5.9 million. Many of these commitments are in the form of lines of credit and letters of credit that are available for use by the borrower, but are generally not drawn upon. Certificates of deposit and other time deposits scheduled to mature in one year or less totaled $23.4 million at June 30, 1996. The planned acquisition of the Knox office will provide an immediate source of liquidity, as the Bank will receive cash, less a premium, in connection with the assumption of the deposit liabilities.

      Capital Resources. Capital adequacy is the ability of the Company to support growth while protecting the interests of depositors and the deposit insurance fund. Bank regulatory agencies have developed certain capital ratio requirements, which are used to assist them in monitoring the safety and soundness of financial institutions. Management continually monitors these capital requirements and believes the Company to be in compliance with these regulations at June 30, 1996. See also "Business - Regulation - The Bank."

      The following table sets forth the Bank's regulatory capital position at June 30, 1996, as compared to the minimum regulatory capital requirements imposed on the Bank by the OCC at that date.

                                         At June 30, 1996
                                     -----------------------
                                      Amount      Percentage
                                     ---------   -----------
                                     (Dollars in Thousands)

Tier 1 risk-based capital:

  Actual.........................      $9,016        14.39%
                                        -----        -----
     Excess......................      $6,521        10.39%
                                        =====        =====

Total risk-based capital

  Actual.........................      $9,740        15.55%
  Regulatory requirement.........       5,011         8.00
                                        -----        -----
     Excess .....................      $4,729         7.55%
                                        =====        =====

Leverage Capital

  Actual.........................      $9,016         8.71%
  Regulatory Requirement.........       3,105         3.00
                                        -----         ----
      Excess.....................      $5,911         5.71%
                                        =====         ====



Impact of Inflation and Changing Prices

      The financial statements of the Company and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting standards, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations.
Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of Recent Accounting Standards

      FASB Statement on Accounting for the Impairment of Long-Lived Asset and for Long-Lived Assets to be Disposed of. In March 1995, FASB issued SFAS No. 121, which will become effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The impact of adopting this Statement had no effect on the Bank's financial position, operations or liquidity.

      FASB Statement on Accounting for Mortgage Servicing Rights. In May 1995, FASB issued SFAS No. 122, which will become effective, on a prospective basis, for years beginning after December 31, 1995. This

Statement requires mortgage banking enterprises to recognize as separate assets rights to service mortgage loans, however those servicing rights are acquired. When mortgage loans, acquired either through a purchase transaction or by origination, are sold or securitized with servicing rights retained, an allocation of the total cost of the mortgage loans should be made between the mortgage servicing rights and the loans based on their relative fair values. In subsequent periods, all mortgage servicing rights capitalized must be periodically evaluated for impairment based on the fair value of those rights, and any impairments recognized through a valuation allowance. However, based on existing conditions, management believes that the impact of adopting this Statement is not material to the Bank's financial position, operations or liquidity. Effective January 1, 1997, this Statement will be superseded by SFAS No. 125, which is discussed below.

      FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in years beginnings after December 15, 1994. The Company currently has no stock-based compensation plans.

      FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial- components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 will supersede SFAS No. 122, which is discussed above. Management has not yet determined the effect, if any, SFAS No. 125 will have on the Company's financial statements.

                                      BUSINESS

General

      The Company was incorporated in Pennsylvania in 1989 to own and control all of the capital stock of the Bank. The Company is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. The Company has no employees other than executive officers whom do not receive compensation for serving in such capacity. Because the Company has not engaged in any significant business to date, almost entirely all of the business conducted by the Company on a consolidated basis is conducted through the Bank, its wholly owned subsidiary.

      The Farmers National Bank of Emlenton was organized in 1900 as a national banking association, and operates under the supervision of the OCC. The Bank operated from a single office until 1978 when it opened its first branch office in Eau Claire. A second branch was established in Clarion in 1985. During 1991, the Bank acquired the East Brady and Emlenton branch operations of Mellon Bank. The Emlenton office of Mellon Bank was closed and donated to the Borough of Emlenton while the deposit accounts were transferred to the existing Emlenton office. On May 20, 1996, a fifth office was established in Bon Aire Plaza in Butler, and a sixth office opened on August 12, 1996 in a grocery store located in Knox.

      On September 20, 1996, the Bank completed the acquisition of a branch facility located on Main Street in Knox from Mellon Bank, pursuant to an agreement entered into on May 3, 1996. Under the terms of the agreement, the Bank assumed the deposit liabilities of the office and purchased the real estate, furniture, and equipment. The Bank paid a cash premium for the deposits assumed based upon a percentage of the total deposits acquired. The price of the real estate, furniture, and equipment was based upon a negotiated price. See "Recent Developments - Branch Acquisition."

      The Bank operates as a full-service community bank, offering a variety of financial services to meet the needs of its markets served. Those services include accepting time and demand deposits from the general public and together with other funds, using the proceeds to originate secured and unsecured commercial and consumer loans, finance commercial transactions and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition funds are also used to purchase investment and mortgage-backed securities.

Market and Geographic Lending Area

      The Bank's primary market area consists of Venango, Clarion, Butler, and northern Armstrong Counties, Pennsylvania. The areas of service are generally small or rural communities with populations ranging between 69 and 258 persons per square mile. The population work force is a mix of professional, farm, and labor. The cities of Clarion, Butler, and Oil City offer the largest population concentrations. The average income for the counties served ranges from $21,093 to $34,498 per year. The lending areas serviced by the Bank generally consist of customers residing or doing business within a fifteen mile radius of a branch office.

Lending Activities

      Historically, the principal lending activities of the Bank have consisted of the origination of residential mortgage loans, commercial loans, and consumer loans. At June 30, 1996, the Bank's loan portfolio totaled $63.4 million of which $30.3 million or 47.81% was one-to-four family residential mortgage loans, and $11.0 million or 17.30% of total loans were commercial loans secured by real estate. Consumer loans comprised $12.1 million or 19.00% of the portfolio, while commercial loans, other than those secured by real estate, totaled $9.6 million or 15.10%.

      The following table sets forth selected data related to the composition of the Bank's loan portfolio by type of loan on the dates indicated.



                                     June 30,                              December 31,
                      ---------------------------------------  -------------------------------------
                             1996                1995                1995                1994
                      ------------------  -------------------  -----------------  ------------------
                       Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
                      --------  --------  --------  ---------  --------  -------  --------   -------
                                                  (Dollars in Thousands)

Commercial, industrial
  and agricultural.... $ 9,579   15.10%    $ 8,300    12.77%   $ 9,010   14.01%    $ 8,048   12.56%
Commercial and multi-
  family real estate    10,979   17.30      11,436    17.60     10,969   17.05      11,478   17.91
1-4 family real estate  30,335   47.81      31,907    49.09     31,196   48.50      31,258   48.78
Consumer..............  12,052   19.00      12,870    19.80     12,510   19.45      12,769   19.92
Other.................     501    0.79         481     0.74        637    0.99         533    0.83
                       -------  ------     -------   ------     ------  ------      ------  ------

     Total loans......  63,446  100.00%     64,994   100.00%    64,322  100.00%     64,086  100.00%
                                ======               ======             ======              ======

Less:
  Allowance for loan
    losses............     724                 687                 687                 688
                        ------              ------              ------              ------

     Net loans........ $62,722             $64,307             $63,635             $63,398
                        ======              ======              ======              ======



      One-to-Four Family Mortgage Loans. The Bank offers first mortgage loans secured by one-to-four family residences located in the Bank's primary lending area. Typically such residences are single family owner occupied units. At June 30, 1996, 47.81% of the loan portfolio was secured by one-to-four family residential real estate mortgages. The Bank currently offers 5, 7, 10, 15, and 20 year fixed rate mortgages as well as balloon mortgages with five and seven year maturities. It is the Bank's general policy that borrowers will have at least an 80% loan to value ratio at the time the loan is granted. The Bank may, at its option, renew the balloon loans at the prevailing market rate, for the remaining amortization term of the original loan. Monthly payments are based on 20 years for the five year balloon mortgage and 30 years for the seven year balloon. Renewal of a balloon mortgage loan is based on the credit history, as well as the current qualifications of the borrower at the time of renewal. Balloon mortgages are offered in an effort to minimize the Bank's interest rate risk exposure. Interest rates charged on fixed rate mortgage loans are competitively priced based on local market conditions. Loan origination fees are generally not charged by the Bank. The Bank recently received Federal Home Loan Mortgage Corporation ("FHLMC") qualification as an approved lender. As a result, the Bank may sell loans to and service loans for the FHLMC. While the Bank has made no such sales to date, it anticipates the ability to sell loans to the FHLMC will allow it develop a fixed rate 30 year mortgage product, a portion of such loans would be sold to minimize interest rate risk exposure with servicing retained.

      Home Equity Loans. The Bank originates home equity loans secured by single-family residences. These loans may be either a single advance fixed rate loan with a terms of up to 15 years, or a variable rate revolving line of credit. These loans are made only on owner-occupied single-family residences. These loans are generally subject to an 80% combined loan-to-value ratio, including any other outstanding mortgages or liens. The Bank offers a variable rate home equity line of credit which adjusts quarterly based on the 91 day Treasury bill rate plus 400 basis points.

      Commercial and Commercial Real Estate Loans. Commercial lending constitutes a significant portion of the Bank's lending activities comprising a combined total of 32.40% of the total loan portfolio at June 30, 1996. Commercial real estate loans generally consist of loans granted for commercial purposes secured by commercial or other nonresidential real estate. Commercial loans consist of secured and unsecured loans for such items as capital assets, inventory, operating funds, and other commercial purposes. Approximately 60% of all commercial and commercial real estate loans have variable interest rates based on the prime lending rate as published in the Wall Street Journal. Commercial real estate loans generally have maturities ranging from 5 to 15 years. Commercial loans consist of lines of credit subject to annual review and renewal or single advance fixed term loans with maturities generally ranging from 1 to 10 years.

      Consumer Loans. Consumer loans comprised approximately 19.00% of the loan portfolio at June 30, 1996. In general, these loans consist of fixed rate term loans for automobile purchases, home improvements not secured by real estate, capital, and other personal expenditures. Such loans are granted to qualifying borrowers at competitive interest rates. In addition, the Bank funds education loans under various government guaranteed student loan programs. Education loans totaled approximately $3.6 million at June 30, 1995. These loans are serviced for the Bank by a third party. The Bank also offers unsecured revolving personal lines of credit and overdraft protection. Such loans do not currently comprise a significant portion of the consumer loan portfolio.

      Loan Underwriting Risks. Adjustable-rate mortgage loans decrease the risks associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic interest rate adjustment permitted by the adjustable-rate mortgage loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. These risks have not had an adverse effect on the Bank.

      While commercial real estate and consumer or other loans provide benefits to the Bank's asset/liability management program by reducing the Bank's exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, the Bank believes that the higher yields and shorter terms compensate the Bank for the increased credit risk associated with such loans.

      Commercial real estate lending entails significant additional risks when compared with one-to-four family residential lending. For example, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers, and the payment experience on such loans typically is dependent on the successful operation of the project. These risks can be significantly impacted by the cash flow of the borrowers and supply and demand conditions in the market for the services or products offered by the borrower. In periods of decreasing cash flows, the commercial borrower may permit a lapse in general maintenance of the property causing the value of the underlying collateral to deteriorate.

      In addition, due to the type and nature of the collateral, and, in some cases the absence of collateral, consumer lending generally involves more credit risk when compared with one-to-four family residential lending. Consumer lending collections are typically dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely effected by job loss, divorce, illness, and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower, however a deficiency judgment is normally filed against the borrower.

      Loans to One Borrower. National banks are subject to limits on the amount of credit which they can extend to one borrower. Under current law, loans to one borrower are limited to an amount equal to 15% of unimpaired capital and surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and surplus if the loan is secured by readily marketable collateral. At June 30, 1996, the Bank's loans-to-one borrower limit based upon 15% of unimpaired capital was $1.46 million. At June 30, 1996, the Bank's largest aggregation of loans to one borrower was approximately $854,000 of loans secured by equipment leased to franchised fast food vendors. In addition, the lease contracts are assigned to the Bank and the principals of the borrowing company have provided personal guarantees. At June 30, 1996, all of these loans were performing in accordance with their terms. Based upon the receipt $2.50 million in proceeds from the Offering, the Bank expects its lending limit for any one borrower to increase to $1.84 million.

      Loan Maturities. The following table sets forth the maturity of the Bank's loans at June 30, 1996. The table does not include prepayments or scheduled repayments. All loans are shown maturing based upon contractual maturities:



                                            Commercial
                           Commercial,       & Multi-
                           Industrial &       Family       1 - 4 Family
                           Agricultural     Real Estate    Real Estate     Consumer     Other      Total
                           ------------     -----------    ------------    --------     -----      -----
                                                          (In Thousands)

Non-accrual..............    $    88       $    706          $    188      $     57     $  --     $ 1,039
                              ------        -------           -------       -------      ----      ------

Amounts Due:
  Within 3 months........      5,577          6,589             1,701           927       322      15,116
  3 months to 1 year.....        222             98               384           664        20       1,388
                              ------        -------           -------       -------      ----      ------
     Total due within 1 year   5,799          6,687             2,085         1,591       342      16,504
                              ------        -------           -------       -------      ----      ------

After 1 year:

    1 to 3 years.........      1,889            120             1,272         3,871        26       7,178
    3 to 5 years.........      1,390            695             1,955         4,466        39       8,545
    5 to 10 years .......        356          1,563             8,892         2,047        94      12,952
    10 to 15 years.......         57          1,208            12,808            20        --      14,093
    Over 15 years........         --             --             3,135            --        --       3,135
                              ------        -------           -------       -------      ----      ------

     Total due after 1 year    3,692          3,586            28,062        10,404       159      45,903
                              ------        -------           -------       -------      ----      ------
     Total...............    $ 9,579        $10,979           $30,335       $12,052      $501      63,446
                               =====         ======            ======        ======       ===      ======

     Allowance for loan losses.......................................................                 724
                                                                                                  -------

                                                                                                  $62,722
                                                                                                  =======


      Loan Solicitation and Processing. The Bank's sources of loan applications include existing or past customers, call-ins and walk-ins, attorneys and advertisements in local media.

      Loan requests, other than commercial loan requests, are processed by having the customer complete an application. Information contained in the application, such as credit references and credit history, is verified, and the value of any underlying collateral is assessed. If the loan is within the loan officer's authorized lending authority, the loan can be approved by the officer. Loans exceeding a particular officer's lending authority are subject to review and approval by either the officer's loan committee, the board loan committee, or the full board of directors. Once approved, the customer is notified, and in the case of residential mortgage loans, a written commitment notice provided.

Arrangements are then made with the borrower to fund the loan.

      Commercial loan requests are processed by having the customer submit a request or written loan proposal, depending on the nature and amount of the loan requested. Financial information is requested from the applicant and that information is analyzed and the value of any underlying collateral is assessed. If the loan is within the loan officers authorized lending authority, the loan can be approved by the officer. Loans exceeding a particular officer's lending authority are subject to review and approval by either the officer's loan committee, the board loan committee, or the full board of directors. Once approved, the customer is notified, and arrangements are then made with the borrower to fund the loan.

      Loan Commitments. The Bank generally grants commitments to fund fixed rate single-family mortgage loans for up to 30 days at a specified term and interest rate. In addition, commitments for revolving lines of credit, both consumer and commercial are made. These commitments are generally subject to annual review and renewal based upon past performance and the current credit worthiness of the borrower. In addition, to the loan and line of credit commitments, the Bank has various commitments under letters of credit. At June 30, 1996, commitments for unfunded loans and lines of credit, and letters of credit amounted to $4.8 million and $1.1 million, respectively.

Non-Performing Assets

      General. The Bank's general collection policy is to provide a late notice to commercial and consumer accounts 10 days past due. Late charges are assessed on consumer loans after 15 days past due. Delinquent accounts are contacted by phone at 18 days past due, and a collection letter is issued on the 20th day. Commercial loans are subject to call at 30 days past due. Notice of intent to foreclose is provided to consumer mortgage customers at 60 days past due. At 90 days, foreclosure proceedings are initiated on real estate securing mortgage loans. In general, personal property securing loans is subject to repossession at 50 days past due.

      Loans are continually monitored by management and the Board of Directors. Loans are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful; but not longer than 90 days past due for non-real estate loans and 120 days past due for loans secured by real estate. Interest accrued and unpaid at the time the account is placed on nonaccrual status is generally charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income based upon management's assessment of the collectibility of the account. At June 30, 1996, the Bank had $53,000 in loans greater than 90 days past due and still accruing interest, and $1.04 million in loans on nonaccrual status.

      Of the nonaccrual and nonperforming loans, $831,000 in principal amounts of loans to a single customer were classified as impaired loans. Under SFAS No. 114, a loan is considered to be impaired when, based on current information, it is probable the Bank will be unable to collect all principal and interest due in accordance with the contractual terms of the loan agreement. These impaired loans consist of six commercial and commercial real estate loans to one borrower. The loans are secured by real estate and vehicles. The borrower recently sought bankruptcy protection under Chapter 11, and has yet to file a plan of reorganization. While management believes the Bank is adequately secured by the underlying collateral, the lack of a plan of reorganization and the number of unsecured creditors, is likely to cause a delay of time before a plan of reorganization can be adopted and implemented. As part of management's ongoing assessment of its loan portfolio, $93,000 of the allowance for loan losses at June 30, 1996 had been allocated for these loans.

      The following table sets forth non-performing loans, other real estate owned, and repossessions at June 30, 1996 and December 31, 1995 and 1994:


                                                             At December 31,
                                                At June 30,  ---------------
                                                   1996       1995      1994
                                                  -----       ----     -----
                                                    (In Thousands)

Loans past due 90 days or more and accruing      $   53    $   77    $   55
Nonaccrual loans .............................    1,039       194       441
                                                  -----     -----     -----
     Non-performing loans ....................    1,092       271       496
Other real estate owned ......................       46        --       340
Repossessions ................................       --        --         3
                                                  -----     -----     -----

     Total non performing assets .............   $1,138    $  271    $  839
                                                  =====     =====     =====

Non-performing loans to total loans ..........     1.72%     0.42%     0.77%
Allowance for loan losses to non-
  performing loans ...........................    66.30    253.51    138.71
Non-performing loans to total assets .........     1.00      0.27      0.51


      Allowance for Loan Losses. The possibility of loan losses is one of the inherent risks associated with lending. Management realizes, and experience indicates, that losses may exist at any point in time in the loan portfolio. As a result, periodic provisions are made to the allowance for loan losses each year and charged to expense. Such provisions are made to maintain the allowance at a level sufficient to recognize this inherent risk.

      In order to ensure the allowance is maintained at an adequate level, the Bank employs a comprehensive quarterly internal loan review function. This review includes an assessment of significant loans and commitments, as well as, a continuing assessment of classified, problem, or nonperforming loans, and assessment of the overall quality of the loan portfolio. Based upon this evaluation, allocations of the current allowance are made, with accounts not subject to specific review having allocations made based upon fixed and historical loan loss factors. The unallocated portion of the allowance is then assessed to ascertain if it is sufficient to withstand any previously unidentified losses. On a quarterly basis, a report is presented to the Board of Directors for their review and approval.

      In addition to monitoring classified and delinquent loan accounts, the Bank maintains a separate "watch list" of loan accounts that are subject to ongoing review and assessment. Loans placed on the watch list are accounts that, while not exhibiting the deficiencies and characteristics associated with classified assets, exhibit one or more deficiencies or weaknesses, or a financial position that has exhibited signs of deterioration, such as a decline in certain performance ratios, where more frequent assessment of the account status is warranted. At June 30, 1996, accounts on the watch list totaled $395,000, comprised primarily of consumer real estate mortgage loans.

      The following table sets forth information with respect to the Bank's allowance for loan losses for the periods indicated:


                                                            Six Months Ended         Year Ended
                                                                June 30,            December 31,
                                                          --------------------  -------------------
                                                            1996       1995       1995       1994
                                                          --------   ---------  --------  ----------
                                                                  (Dollars in Thousands)


Total loans outstanding ...............................   $63,446    $64,994    $64,322    $64,086
                                                           ======     ======     ======     ======
Average loans outstanding .............................   $63,435    $64,328    $64,701    $61,574
                                                           ======     ======     ======     ======


Allowance for loan losses at beginning of period.......  $    687    $   688    $   688    $   639
Provision charged to expense ..........................        72         72        143        132
                                                           ------     ------     ------     ------
Charge-offs:

  Commercial and industrial ...........................         2         11         10         14
  Commercial, multi-family and 1 - 4 family real estate        43         55          9
  Consumer and other ..................................        62         58        140        104
                                                           ------     ------     ------     ------
     Total ............................................        64        112        205        127
Recoveries:
  Commercial, industrial and agricultural .............         1          1          6          4
  Commercial, multi-family and 1 - 4 family real estate        30         30          2
  Consumer ............................................        28          8         25         38
                                                           ------     ------     ------     ------
     Total ............................................        29         39         61         44
  Net charge-offs .....................................        35         73        144         83
                                                           ------     ------     ------     ------

Allowance for loan losses at end of period ............   $   724    $   687    $   687    $   688
                                                           ======     ======     ======     ======


Allowance for loan losses as a percent of total loans..      1.14%      1.06%      1.07%      1.07%
Net charge-offs as a percent of average loans .........      0.06%      0.11%      0.22%      0.13%


      The following table provides a breakdown of the allowance for loan losses for the periods indicated:



                                 At June 30,                   At December 31,
                            --------------------  -----------------------------------------
                                  1996                  1995               1994
                            -------------------   -------------------- --------------------
                                    % of Loans            % of Loans           % of Loans
                                          to                   to                   to
                            Amount   Total Loans  Amount  Total Loans  Amount   Total Loans
                            ------   -----------  ------  -----------  ------  ------------
                                           (Dollars in Thousands)

Commercial, industrial and
  agricultural ...........   $185       15.10%     $158       14.01%    $185       12.56%
Commercial and multi-
  family real estate .....    156       17.30        87       17.05      107       17.91
1 - 4 family real estate .     26       47.81        33       48.50       36       48.78
Consumer .................     95       19.00       113       19.45      110       19.92
Other ....................     --        0.79        --        0.99       --        0.83
                                       ------       ---      ------                -----
Unallocated ..............    262                   296                  250
                              ---                   ---                  ---
     Total loans .........   $724      100.00%     $687      100.00%    $688      100.00%
                              ===      ======       ===      ======      ===      ======



Investment Portfolio

      Income from investing activities provides a significant portion of the Bank's total income. The Bank maintains an investment portfolio of securities such as U.S. government and agency securities, state and municipal debt obligations, corporate notes and bonds, and to a lesser extent, mortgage-backed securities. Management generally maintains an investment portfolio with relatively short maturities to minimize overall interest rate risk. At June 30, 1996, approximately 93.97% of the total debt securities portfolio had maturities of five years or less.

      Investment decisions are made within policy guidelines established by the Board of Directors. This policy is aimed at maintaining a diversified investment portfolio, which complements the overall asset/liability and liquidity objectives of the Bank, while limiting the related credit risk to an acceptable level. To meet the credit risk objectives, nongovernment debt instruments must have a rating of "A" or better to be held in the portfolio.

      The Bank's investment policy allows up to 100% of the investment portfolio to be classified as "available-for-sale." While management has historically held debt securities to maturity, at June 30, 1996, approximately 59.60% of the investment portfolio was classified available-for-sale. While this increase in available for sale securities does not indicate a fundamental change from management's past investment practices, it does allow the investment portfolio to be used as a tool to provide additional liquidity beyond that of normal principal and interest payments, while also allowing for a restructuring of the investment portfolio should market or other economic factors indicate the need to do so.


      In anticipation of the acquisition of the Knox office of Mellon Bank, the Bank purchased $4.0 million of investment securities, which were classified as available for sale, using a short-term borrowing from the FHLB. This borrowing was repaid on September 20, 1996 from the funds received through the assumption of the Knox office deposit accounts. See "Recent Developments - Branch Purchase."

      The following table sets forth the carrying value of the Bank's investment portfolio including equity investments in the Federal Reserve Bank and the FHLB at the dates indicated. At June 30, 1996, the market value of the Bank's investment portfolio totaled $38.5 million. During the periods indicated, the Company had no securities of a single issuer that exceeded 10% of stockholders' equity.




                                                                 At December 31,
                                 At June 30,        -----------------------------------
                                    1996                      1995               1994
                          ------------------------  ------------------------  ---------
                           Available     Held To     Available     Held To      Held To
                           For Sale     Maturity     For Sale     Maturity     Maturity
                          -----------   ----------  -----------   ----------  ---------
                                                  (In Thousands)

U.S. Treasury...........     $14,484      $ 5,035      $ 9,693      $ 6,078     $11,773
U.S. Government agency .       2,992        1,000           --        1,000       1,000
Obligations of states and
  political subdivisions          --        3,470           --        3,870       5,194
Corporate...............       5,129        4,358           --        2,758       3,373
Mortgage-backed securities        --        1,758           --        2,544       3,679
Federal Reserve and Federal
  Home Loan Bank stock..         440           --          418           --         417
                              ------       ------       ------       ------      ------
                             $23,045      $15,621      $10,111      $16,250     $25,436
                              ======       ======       ======       ======      ======


      The following table sets forth certain information regarding the amortized cost, weighted average yields, and maturities of the Bank's investment securities portfolio at June 30, 1996, exclusive of investments in equity securities of the Federal Reserve and Federal Home Loan Banks.


                                                 After One Year But   After Five Years But
                             Within One Year      Within Five Years     Within Ten Years       After Ten Years            Total
                           -----------------     ------------------   --------------------   -----------------     -----------------
                           Amount      Yield     Amount      Yield     Amount      Yield     Amount      Yield     Amount      Yield
                           ------     ------     ------      -----    -------     --------   -------     -----     ------      -----
                                                                      (Dollars in Thousands)

Available for Sale

  U.S. Treasury.........    $2,015     5.72%    $12,469      6.16%    $    --        --      $   --        --     $14,484     6.10%
  U.S. Government Agency        --       --       2,992      6.40          --        --          --        --       2,992     6.40
  Corporate.............        --       --       3,511      6.94       1,618      7.18          --        --       5,129     7.02
                             -----               ------      ----       -----      ----        ----                 -----

     Total                  $2,015     5.72%    $18,972      6.34%    $ 1,618      7.18%     $   --        --%    $22,605     6.35%
                             =====     ====      ======      ====       =====      ====        ====

Held to Maturity

  U.S. Treasury.........    $4,026     5.13%     $1,009      5.99%    $    --        --%      $  --        --%    $  5,035    5.30%
  U.S. Government Agency     1,000     4.88          --        --          --        --          --        --       1,000     4.88
  Obligations of states and
    political subdivisions   1,055     3.85       2,415      3.79          --        --          --        --       3,470     3.81
  Corporate.............     1,313     6.36       3,045      6.25          --        --          --        --       4,358     6.28
  Mortgage-backed securities    --       --       1,072      5.70          --        --         686      7.60       1,758     6.45
                             -----                -----                ------                   ---                 -----
     Total                  $7,394     5.13%     $7,541      5.35%    $    --        --%      $ 686      7.60%    $15,621     5.35%
                             =====     ====       =====      ====      ======      ====         ===      ====      ======     ====


Sources of Funds

      General. Deposits are the primary source of the Bank's funds for lending and investing activities. Secondary sources of funds are derived from loan repayments and investment maturities. Loan repayments can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates and general market conditions. The Bank also has access to funds through credit facilities available from the FHLB and through its primary correspondent bank. In addition, the Bank can obtain advances from the Federal Reserve Bank discount window.


      Deposits. The Bank offers a wide variety of retail deposit account products to both consumer and commercial deposit customers. Time deposits, consisting principally of retail, fixed-rate certificates of deposit comprised 40.69% of the deposit portfolio at June 30, 1996. Core deposits considered to be noninterest bearing and interest bearing demand deposit accounts, savings deposits, and money market accounts accounted for 59.31% of the deposit portfolio at June 30, 1996.


      The Bank intends to continue to emphasize retail deposit accounts as its primary source of funds. Deposit products are promoted in periodic newspaper and radio advertisements, along with notices provided in customer account statements. The Bank does not broker certificates of deposits and held no such deposits at June 30, 1996. The Bank's market strategy is based on its reputation as a community bank that provides quality products and personal customer service.

      The Bank pays interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area. Interest rates on deposits are reviewed weekly by management considering a number of factors including (1) the Bank's internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) the Bank's liquidity position.

      The following table sets forth the types of deposits at the periods indicated.



                                                                                            At December 31,
                                           At June 30,            ------------------------------------------------------------------
                                              1996                              1995                              1994
                                --------------------------------  --------------------------------  --------------------------------
                                  Average    Average    Percent     Average    Average    Percent     Average    Average     Percent
                                  Balance     Rate     of Total     Balance     Rate     of Total     Balance     Rate      of Total
                                  -------    -------   --------     -------    -------   ---------   --------    -------    --------

Non-interest bearing demand...    $13,488        --%     14.89%     $13,080        --%      14.84%    $12,471        --%      14.22%
Interest bearing demand.......     11,582      2.10      12.79       12,217      2.23       13.86      12,513      2.21       14.26
Savings.......................     13,201      2.79      14.58       12,600      3.06       14.29      12,968      3.03       14.78
Money market..................     15,893      3.22      17.55       16,793      3.30       19.05      19,533      3.08       22.27
Certificates of deposit.......     36,403      5.27      40.19       33,473      5.27       37.97      30,236      4.28       34.47
                                   ------               ------       ------                ------      ------                 -----

                                  $90,567      3.36%    100.00%      $88,163     3.38%     100.00%    $87,721      2.93%     100.00%
                                   ======      ====     ======        ======     ====      ======      ======      ====      ======



      Jumbo Certificates of Deposit. Jumbo certificates of deposit are accounts of $100,000 or more. These accounts totaled $4.6 million at June 30, 1996 and consisted principally of deposits by local governmental bodies, with the rates being negotiated or bid by the Bank. The following table sets forth the amount and maturity of jumbo certificates of deposit at June 30, 1996.

                               Certificates
     Maturity Period            of Deposit
-------------------------     --------------
                              (In Thousands)

Less than 90 Days.......          $  718
3 Months to 1 Year......           2,139
Greater than 1 Year.....           1,748
                                   -----
     Total..............          $4,605
                                   =====




      Short-Term Borrowings. While deposits are the primary funding source for the lending and investment activities of the Bank, other funding sources are available should the need arise or favorable market conditions exist. The Bank has access to funds through credit facilities made available by the FHLB and its primary correspondent bank, as well as access to the Federal Reserve Bank discount window. Historically, the Bank has rarely had occasion to borrow funds, however as previously discussed (see "- Investment Portfolio"), the Bank obtained a short-term borrowing of $4.0 million from the FHLB to purchase investment securities in anticipation of the completion of the acquisition of the Knox branch office of Mellon Bank. In addition, at June 30, 1996, the Bank had purchased federal funds totaling $1.0 million, which was subsequently repaid.


      The following table sets forth information pertaining to short-term borrowings for the six months ended June 30, 1996. No such borrowings were outstanding for the years ended December 31, 1995 and 1994.

                                                 Six Months Ended
                                                  June 30, 1996
                                               --------------------
                                              (Dollars in Thousands)

Short-term borrowings:

  Average balance outstanding during the period      $  489
  Maximum amount outstanding at any month-end
    during the period.......................         $5,000
  Weighted average interest rate............           5.52%
  Total short-term borrowings at period end.         $5,000



      Other Borrowings. The Bank leases certain of its data processing equipment under a capital lease. The term of the lease is 60 months expiring June 1999. The obligation remaining under the terms of this agreement totaled $124,000 at June 30, 1996.

Subsidiary Activity

      The Company has one wholly-owned subsidiary, the Bank. As of June 30, 1996, the Bank had no subsidiaries.

Personnel

      At June 30, 1996, the Bank had 69 full time equivalent employees. None of its employees are represented by a collective bargaining unit. The Bank believes its relationship with its employees to be satisfactory.

Competition

      The Bank competes with regional and other community commercial banks, thrift institutions, credit unions, and non financial institution entities such as mutual funds and securities brokers, for deposit customers, in its primary market area of Venango, Clarion, Butler and northern Armstrong Counties. In addition to competing financial institutions, the Bank also competes with mortgage brokers, mortgage banking companies and consumer finance companies for loan customers.

      The Bank competes for deposit funds by offering a variety of deposit products, quality personal service and competitive interest rates. In addition, the Bank offers a number of other services including but not limited to, safe deposit boxes, night depositories, automated teller machines, wire transfers and direct deposit.

      The Bank competes for loans by charging competitive interest rates and nominal fees, along with providing efficient and comprehensive service to loan customers.

Properties


      The Company owns no real property but utilizes the main office of the Bank. The Company's and the Bank's executive offices are located at 612 Main Street, Emlenton, Pennsylvania. The Company pays no rent or other form of consideration for the use of this facility. The Bank has seven offices located in Venango, Clarion, and Butler counties, Pennsylvania. The Bank's total investment in office property and equipment was $3.1 million with a net book value of $2.1 at June 30, 1996.




Main Office                Eau Claire Office               Clarion Office              Knox Main Street Office
-----------                -----------------               --------------              -----------------------
612 Main Street            207 South Washington Street     Sixth and Wood Streets      Main and State Streets
Emlenton, Pennsylvania     Eau Claire, Pennsylvania        Clarion, Pennsylvania       Knox, Pennsylvania
Venango County             Butler County                   Clarion County              Clarion County

East Brady Office          Bon Aire Office                 Knox 338 Office
-----------------          ---------------                 ---------------
Broad and Brady Street     1101 North Main Street          Rt. 338 South
East Brady, Pennsylvania   Butler, Pennsylvania            Knox, Pennsylvania
Clarion County             Butler County                   Clarion County



      All offices are owned by the Bank, except for the Bon Aire and Knox 338 offices which are leased. The Bon Aire office is a unit in the Bon Aire Plaza operated under a 5 year lease with an option to renew. The Knox 338 office, which commenced operations August 12, 1996, is located in a supermarket, and is operated under a 5 year lease with an option to renew. The Bank also maintains a remote ATM facility located in a supermarket in East Brady.


      The Bank also owns two lots located on Main Street in Emlenton, Pennsylvania. The lots are currently used for employee parking.


Legal Proceedings

      Neither the Bank nor the Company is involved in any material legal proceedings. The Bank, from time to time, is party to litigation which arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the Bank. In the opinion of management the resolution of any such issues would not have a material adverse impact on the financial position, results of operation, or liquidity of the Bank or the Company.

Supervision and Regulation

      Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain provisions of certain laws which relate to the regulation of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.


Regulation - The Company


      The Company, as a registered bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company is required to file quarterly reports and annual reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

      The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness, or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.


      Under the BHCA and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital. Because the Company has less than $150 million in assets on a consolidated basis, the capital levels of the Bank are deemed by the Federal Reserve Board to be the capital levels of the Company. For additional information on the capital levels of the Bank, see "- Regulation - The Bank - Capital Standards" and "Management's Discussion and Analysis - Liquidity and Capital Resources - Capital Resources."


      The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

     The Company is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any activities, or acquire shares of companies engaged in activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

      Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both. This doctrine has become known as the "source of strength" doctrine. The validity of the source of strength doctrine has been and is likely to continue to be the subject of litigation until definitively resolved by the courts or by Congress.


Regulation - The Bank


      General. The Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the OCC. If, as a result of an examination of the Bank, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate a bank's deposit insurance, in the absence of action by the OCC and upon a finding that a bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors. The Bank is not subject to any such actions by the OCC or the FDIC.


      The deposits of the Bank are insured by the FDIC in the manner and to the extent provided by law. For this protection, the Bank pays a quarterly statutory assessment. See "- Premiums for Deposit Insurance." Various other requirements and restrictions under the laws of the United States affect the operations of the Bank. Federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements, and disclosure obligations to depositors and borrowers. Further, the Bank is required to maintain certain levels of capital. See "- Capital Standards."

      Restrictions on Transfers of Funds to the Company by the Bank. The Company is a legal entity separate and distinct from the Bank. The prior approval of the OCC is required if the total of all dividends declared by the Bank in any calendar year exceeds the Bank's net profits (as defined) for that year combined with its retained net profits (as defined) for the preceding two years, less any transfers to surplus.

      The OCC also has authority to prohibit the Bank from engaging in activities that, in the OCC's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the OCC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the OCC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank may pay to the Company. See "- Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "- Capital Standards" for a discussion of these additional restrictions on capital distributions.

      The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in the Company or to or in any other affiliate is limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "-Prompt Corrective Action and Other Enforcement Mechanisms."

      Capital Standards. The Federal Reserve Board and the OCC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

      A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking  agencies  require  a  minimum  ratio of  qualifying  total  capital  to
risk-adjusted   assets  of  8%  and  a  minimum  ratio  of  Tier  1
capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio.


      Only a well capitalized depository institution may accept brokered deposits without prior regulatory approval. Under FDIC regulations, an institution is generally considered "well capitalized" if it has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a Tier 1 capital (leverage) ratio of at least 5%. Federal law generally requires full-scope on-site annual examinations of all insured depository institutions by the appropriate federal bank regulatory agency although the examination may occur at longer intervals for small well-capitalized or state chartered banks. At June 30, 1996, the Bank was well capitalized. See "Management's Discussion and Analysis Liquidity and Capital Resources - Capital Resources."


      Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. See Note 8 of the Notes to Consolidated Financial Statements. The federal banking agencies issued final rules, effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. The standard has been in effect on an interim basis since March 1993.

      Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends.

      Prompt Corrective Action and Other Enforcement Mechanisms. Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of federal law.

      An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

      In addition to restrictions and sanctions imposed under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal
agreements,   the   issuance  of  removal   and   prohibition   orders   against
institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

      Safety and Soundness Standards. In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

      Premiums for Deposit Insurance. Federal law has established several mechanisms to increase funds to protect deposits insured by the BIF as administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. The result of these provisions is that the assessment rate on deposits of BIF members could increase in the future. The FDIC also has authority to impose special assessments against insured deposits.

      The FDIC implemented a final risk-based assessment system, effective January 1, 1994, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. On August 8, 1995, the FDIC issued final regulations adopting an assessment rate schedule for BIF members of 4 to 31 basis points effective on June 1, 1995. On November 14, 1995, the FDIC further reduced deposit insurance premiums to a range of 0 to 27 basis points effective for the semi-annual period beginning January 1, 1996 with a minimum assessment of $2,000.


      Beginning January 1, 1997, pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the Bank will pay, in addition to its normal deposit insurance premium as a member of the BIF, an amount equal to approximately 1.3 basis points toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Member of the Savings Association Insurance Fund ("SAIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Based on total deposits as of June 30, 1996 (includes the assumption of $14.1 million of deposits in connection with the Mellon branch acquisition), had the Act been in effect, the Bank's annual deposit insurance premium would have been approximately $14,000. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.


      Interstate Banking and Branching. In September 1994, the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") became law. Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may increase or decrease the percentage of total deposits that may be held in that state y any one bank or bank holding company if application of such percentage does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.


      Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), as implemented by OCC regulations, a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The OCC evaluates an institution's CRA performance utilizing a four tiered descriptive rating system. The Bank received the rating of "satisfactory" as a result of its last evaluation in March 6, 1996.

                                  MANAGEMENT

      The following table sets forth certain information with respect to the directors and executive officers of the Company. The Company's articles of incorporation and bylaws provide for staggered terms for the Board of Directors. The Board of Directors has been divided into three classes so that, after their initial terms, approximately one-third of the directors are elected to a three-year term at each annual shareholders meeting. Each director of the Company also serves as a director of the Bank.



                                       Position with      Director       Current Term
Name of Individual          Age (1)     the Company       Since(2)         Expires
------------------          -------    -------------      --------        --------


Ronald L. Ashbaugh(3)         60       President and           1971           1997
                                       Chairman of the
                                           Board

Dr. Clinton R. Coulter        87          Director             1962           1997

David L. Cox(3)               45       Vice President          1991           1998
                                        and Director

Bernadette H. Crooks          73          Director             1985           1999

George W. Freeman             65          Director             1964           1997

Rodney C. Heeter              59          Director             1988           1998

Robert L. Hunter              54          Director             1974           1999

J. Michael King               48          Director             1988           1998

John B. Mason                 48          Director             1985           1999

Elizabeth C. Smith            65          Director             1995           1997

John J. Boczar                37         Treasurer              n/a            n/a

Ronald L. Larimore            50         Secretary              n/a            n/a


------------------------------
(1)  As of June 30, 1996.
(2) Refers to the year the individual first became a director of the Company or the Bank.
(3) Effective December 31, 1996, Mr. Ashbaugh will step down from his position as President. He will, however, remain a member of the Board. At that time, it is anticipated that Mr. Cox will succeed Mr. Ashbaugh as President of both the Company and the Bank.

Biographical Information

     The business experience of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for a minimum of five years unless otherwise stated.

     Ronald L. Ashbaugh has been President of the Bank since 1972 and a director of the Bank since 1971. Mr. Ashbaugh became President and a director of the Company upon its formation in 1989.

     Dr. Clinton R. Coulter has been a director of the Bank since 1962 and of the Company since its formation in 1989. Dr. Coulter is retired from private practice as a general practitioner of medicine.

     David L. Cox has been a Senior Vice President of the Bank since 1989 and a director of the Bank since 1991. Mr. Cox also serves as Vice President of the Company and has been a director of the Company since 1991.

     Bernadette H. Crooks has been a director of the Bank since 1985 and of the Company since its formation in 1989. Ms. Crooks is a consultant for Crooks Clothing, Inc. located in Clarion, Pennsylvania and was employed with the Tree House Department (ladies department) of Crooks Clothing as a manager and buyer for over 25 years.

     George W. Freeman has been a director of the Bank since 1964 and of the Company since its formation in 1989. Mr. Freeman is retired from Quaker State Corporation, Oil City, Pennsylvania and currently owns and operates a tree farm in Emlenton, Pennsylvania.

     Rodney C. Heeter has been a director of the Bank since 1988 and of the Company since its formation in 1989. Mr. Heeter is the manager of Heeter Lumber Co., Inc., a retail building and ready mix concrete supplier located in Sligo, Pennsylvania.


     Robert L. Hunter has been a director of the Bank since 1974 and of the Company since its formation in 1989. Mr. Hunter is the President of Hunter Leasing, Inc., a truck leasing company located in Butler, Pennsylvania. Mr. Hunter is also the secretary and treasurer of Hunter Truck Sales and Service, Inc., Eau Claire, Pennsylvania, and Hunter Truck Center, Inc., Butler, Pennsylvania, as well as a partner in Hunter Realty, a real estate management partnership, located in Eau Claire, Pennsylvania.


     J. Michael King has been a director of the Bank since 1988 and of the Company since its formation in 1989. Mr. King is a partner in the law firm of Lynn, King and Schreffler located in Emlenton, Pennsylvania.

     John B. Mason has been a director of the Bank since 1985 and of the Company since its formation in 1989. Mr. Mason has been an insurance agent with the agency of H.B. Beels & Sons, Inc. located in Knox, Pennsylvania since 1970 and also currently serves as the agency's secretary and treasurer.

     Elizabeth C. Smith has been a director of the Bank and the Company since 1995. Ms. Smith is the owner and assistant to the innkeeper for the Inn at Oakmont located in Oakmont, Pennsylvania.

     John J. Boczar has served as the Vice President and Chief Financial Officer of the Bank and as Treasurer of the Company since May 1996. Prior to that time, Mr. Boczar was an accountant with the accounting firm of S.R. Snodgrass A.C., serving most recently as a manager.

     Ronald L. Larimore has served as Vice President and Cashier of the Bank since 1985 and as Secretary of the Company since 1989.

Director and Executive Officer Compensation

     Director Compensation. Directors are not compensated for attendance at board of director meetings of the Company. During the fiscal year 1995, each member of the Board of Directors of the

Bank received a fee of $400 per month. Additionally, each member of a committee of the Board of Directors of the Company received $50 per committee meetings. Effective, May 1996, committee and special meeting fees were raised to $100 per meeting. For the year ended December 31, 1995, total fees paid to directors were $51,000.

      Executive Officer Compensation. The Company has no full time employees, but relies on the employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

      The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Company. No executive officer of the Company had a salary and bonus during the years ended December 31, 1995, 1994, and 1993 that exceeded $100,000 for services rendered in all capacities to the Company.

                                        Annual Compensation

Name and                  Fiscal                           Other Annual
Principal Position         Year     Salary     Bonus      Compensation(1)
------------------        ------    ------     -----      ---------------

Ronald L. Ashbaugh         1995     $85,813    $10,243        $4,800
President and Chairman of  1994     $81,375    $ 9,732        $4,800
  the Board                1993     $78,375    $ 9,597        $4,800

------------------------
(1) Does not include the value of certain other benefits, which do not exceed 10% of the total salary --- and bonus of the individual.

Other Benefits

      Pension Plan. The Bank sponsors a tax-qualified defined benefit pension plan (the "Pension Plan"). All full-time employees of the Bank are eligible to participate if the employee has completed five years of service or reached the age of 55 unless (i) the employee is covered under another plan to which the Bank contributes; or (ii) the employee is covered under a collective bargaining agreement with the Bank that does not provide for coverage under the Pension Plan. The Pension Plan is intended to comply with ERISA. For the Pension Plan year ended December 31, 1995, the highest permissible annual benefit under the Internal Revenue Code of 1986, as amended (the "Code") is $120,000. Benefits under the Pension Plan are not subject to offset for Social Security benefits.

      The Pension Plan provides for monthly payments to each participating employee at normal retirement age (age 65). The monthly benefits payable under the Pension Plan are equal to 1.1% of the first $675 of average compensation plus 1.5% of average compensation in excess of $675, for each year of service. If a participant elects early retirement, the participant receives a reduced monthly benefit. If a participant elects late retirement, the participant receives an increased monthly benefit. Benefits are paid for the life of the participant following retirement. The Pension Plan also provides for guaranteed payments in the event of death, up to 60 monthly payments or a lump sum payment. At December 31, 1995, Mr. Ashbaugh had 37 years of credited service under the Pension Plan.

      Total Pension Plan expense for the years ended December 31, 1995 and 1994 amounted to $9,000 and $13,000, respectively.

Certain Relationships and Related Transactions

      The Bank had no "interlocking" relationships existing on or after January 1, 1995 in which (i) any executive officer is a member of the Board of Directors/Trustees of another entity, one of whose executive officers is a member of the Bank's Board of Directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's Board of Directors.

      The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers and directors. Such loans (a) have been made in the ordinary course of business, (b) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and (c) do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by the Bank to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of the Bank. Loans to officers and directors of the Bank and their affiliates, amounted to approximately $1,359,000 or 14.80% of the Bank's equity at June 30, 1996. Assuming the sale of 200,800 shares, loans to officers and directors of the Bank at that date would have totalled approximately 11.66% of pro forma stockholders' equity of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of August 20, 1996, certain information as to each person who was known to be the beneficial owner of more than 5% of the Company's Common Stock, followed by certain information as to the beneficial ownership of the directors individually and by all directors and executive officers of the Company as a group.

                                                 Amount and Nature
   Name of Individual         Position with        of Beneficial       Percent
  or Identity of Group       the Corporation       Ownership(1)(2)    of Class
  --------------------       ---------------       ---------------    --------

Barbara C. McElhattan
P.O. Box 515

Emlenton, PA  16373 (3)            --                  63,140          7.90%

Mary E. Dascombe
6906 Buckhead Drive

Raleigh, NC  27609 (4)             --                  83,712         10.47%

F.N.B. Corporation
Hermitage Square

Hermitage, PA  16148               --                  90,160         11.28%

Ronald L. Ashbaugh (5)    President and Chairman       10,000          1.25%
                              of the Board

Dr. Clinton R. Coulter (5)      Director               17,136          2.14%

David L. Cox (5)             Vice President             7,600         -.-- %(6)
                              and Director

Bernadette H. Crooks (7)        Director               77,480          9.69%

George W. Freeman (8)           Director               75,200          9.41%

Rodney C. Heeter (9)            Director                4,000         -.-- %(6)

Robert L. Hunter (5)            Director                4,800         -.-- %(6)

J. Michael King (5)             Director                4,000         -.-- %(6)

John B. Mason (5)               Director                2,260         -.-- %(6)

Elizabeth C. Smith (5)          Director               26,660          3.34%

All Executive Officers and
  Directors as a Group (10
  Directors, four Executive
  Officers, 12 persons in
  total)                                              233,572         29.23%

------------------------------


(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission (the "Commission") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days of August 20, 1996. Beneficial ownership may be disclaimed as to certain of the securities.
(2)  Information furnished by the directors, the Company, and individual owners.
(3) Of the 63,140 shares beneficially owned by Mrs. McElhattan, 31,980 shares are owned individually, 26,640 shares are owned jointly with her spouse, and 4,520 shares are owned individually by her spouse.
(4) Of the 83,712 shares beneficially owned by Mrs. Dascombe, 61,320 shares are owned individually and 22,392 shares are owned individually by her spouse.
(5)  All shares are owned individually.
(6)  Less than 1.00%.
(7) Of the 77,480 shares beneficially owned by Mrs. Crooks, 71,880 shares are owned individually and 5,600 are owned individually by her spouse.
(8) Of the 75,200 shares beneficially owned by Mr. Freeman, 73,200 shares are owned individually and 2,000 shares are owned individually by his spouse.
(9) Of the 4,000 shares beneficially owned by Mr. Heeter, 2,000 shares are owned individually and 2,000 shares are owned individually by his spouse.

                         DESCRIPTION OF CAPITAL STOCK


      The authorized capital of the Company consists of 12,000,000 shares of Common Stock, par value $1.25 per share and 3,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of August 20, 1996, there were issued and outstanding 799,200 shares of Common Stock, which were held by approximately 226 shareholders of record. The shares of Common Stock to be issued hereby will be fully paid and non-assessable. Upon completion of the Offering, the Company anticipates that the Common Stock will be quoted on the OTC Electronic Bulletin Board. The Bank acts as transfer agent for the Common Stock.


Common Stock

      The holders of Common Stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefor. Upon dissolution of the Company, the holders of Common Stock are entitled to share pro rata in the Company's net assets after payment or provision for payment of all debts and liabilities of the Company, and after provisions for any class of Preferred Stock or other senior security which may be issued by the Company.

      The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Subject to the voting rights of the holders of Preferred Stock, if any, the exclusive voting power for all purposes is vested in the holders of the Common Stock. Each share of Common Stock is entitled to participate on a pro rata basis in dividends and other distributions. The holders of Common Stock do not have preemptive rights to subscribe for additional shares that may be issued by, and no share is entitled in any manner to any preference over any other share.

Preferred Stock

      The Company has the authority, exercisable by its Board of Directors and without shareholder approval, to issue, in one or more series, shares of Preferred Stock from time to time and in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors for such purposes and for such consideration as it may deem advisable. Accordingly, the Board of

Directors, without shareholder approval, may authorize the issuance of one or more series of Preferred Stock with the same voting power as the holders of Common Stock.

      The creation and issuance of any series of Preferred Stock and the relative rights, designations, and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. As of the date of this Prospectus, the Company has no arrangements, undertakings, or plans with respect to the issuance of Preferred Stock.

              CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

General

      The Company's Articles of Incorporation and Bylaws and the Pennsylvania Business Corporation Law (the "PBCL") contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Company. These provisions, and the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences, and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of the Common Stock.

      The following briefly summarizes protective provisions contained in the Articles and Bylaws and provided by the PBCL. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Articles and Bylaws and the statutory provisions contained in the PBCL.

Articles and Bylaws

      Staggered Terms for Members of the Board of Directors. The Bylaws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors, including vacancies created by an increase in the number of directors, may be filed by the Board of Directors, and any directors so chosen shall hold office until the expiration of the term of office of the class of directors to which such person was appointed.

      Removal of Directors. Pursuant to the Bylaws, the Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has be convicted of an offense punishable by imprisonment for a term of more than one year. In addition, upon application of any shareholder or director, a court of competent jurisdiction may remove from office a director for certain specified actions and may bar the director so removed from further serving as a director.

      Mergers, Consolidations, and Sales of Assets. The Articles of Incorporation provide that any merger, consolidation, or action that would result in the sale or other disposition of all or substantially all of the assets of the Company must be approved by at least 80% of the outstanding shares of Common Stock of the Company. The members of the Board of Directors and the executive officers of the Corporation beneficially owned 29.23% of the outstanding shares of Common Stock as of the August 20, 1996. This provision, when viewed in combination with the Common Stock beneficially owned by directors and executive officers and additional purchases by directors and executive officers in the

Offering, may discourage potential proxy contests and other potential takeover attempts, particularly those that have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management.

     Other Provisions. Other provisions in the Articles of Incorporation and Bylaws effect the rights of shareholders including: (1) a provision in the Articles permitting the Board to review considerations other than shareholder interests in evaluating a tender offer (Article 10), (2) a provision in the Bylaws stating that only the Board of Directors or the president can the call a special meeting of shareholders (Art. 2, Sec. 2.3), (3) a provision in the Bylaws requiring 60 days advance notice for shareholder nominations of directors (Art. 10, Sec. 10.1), and (4) provisions in the Bylaws limiting personal liability of directors (Art. 12, Sec. 12.5) and providing indemnification to directors, officers, and employees of the Company (Art. 24) under certain circumstances, including actions on behalf of the Company.

     Amendment of Governing Instruments. Pennsylvania law provides that no amendment to the Articles of Incorporation may be effected unless it is first proposed by the Board of Directors of the Company and thereafter approved by a majority of the votes cast by the holders of the outstanding Common Stock. In addition, certain provisions of the Articles of Incorporation relating to mergers, consolidations, liquidation, dissolution, or sale of all assets require the approval of 80% of the outstanding shareholders in order to amend such provisions. The Bylaws of the Company provide that the Bylaws may be altered, amended, or repealed by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Company or by the majority vote of the members of the Board of Directors.

                             PLAN OF DISTRIBUTION

General


     Subject to the terms and conditions of the agency agreement between the Company and Hopper Soliday (the "Agency Agreement"), Hopper Soliday has agreed to assist the Company, on a best efforts basis, to market the Common Stock in the Offering. The Agency Agreement provides that the obligations of Hopper Soliday thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of Hopper Soliday's obligation is such that it is not committed to purchase and pay for any of the shares of Common Stock.


     Hopper Soliday is a broker-dealer registered with the NASD. Specifically, Hopper Soliday will assist in the Offering in the following manner: (i) training and educating the Company's and the Bank's employees regarding the mechanics and regulatory requirements of the offering process; (ii) conducting information meetings for potential investors, if necessary; (iii) managing the sales efforts in the Offering; and (iv) keeping records of all stock orders.


     Materials for the Offering will be initially distributed to potential investors by mail, with additional copies available at the Bank's offices. During the Offering, officers of the Company may be available to answer questions, however, such officers will not be permitted to make statements about the Bank or the Company unless such information is also set forth in this Prospectus, and they will not be authorized to render investment advice. All subscribers for the shares to be offered will be instructed to send payment directly to the Bank.


     A minimum purchase of 100 shares (minimum investment of $1,350.00) is required. No person will be allowed to purchase more than 10,000 shares. The Offering will terminate at _____ p.m. local time, Emlenton, Pennsylvania on __________, 1996, unless extended for up to an additional 30 days

(to _______________, 1996). The Company may cancel the Offering at any time, and orders for Common Stock which have been submitted prior thereto are subject to cancellation under such circumstances.

Over-Allotment Reserve

      The Company may, in its sole discretion, increase the number of shares offered hereby by 30,000 shares to 230,800 shares in order to permit the Company to satisfy unfilled orders in the Offering. However, no assurance can be given that the Company will utilize the Over-allotment Reserve in whole or in part to satisfy unfilled orders in the Offering.

Marketing Arrangements


      The Company has engaged Hopper Soliday as a financial and marketing advisor in connection with the Offering and Hopper Soliday has agreed to act as an underwriter on a best efforts basis to solicit purchase orders for shares of Common Stock in the Offering. Hopper Soliday is not obligated to purchase any shares. The Company, with the assistance of Hopper Soliday, proposes to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus. Hopper Soliday has received an advisory and consulting fee of $20,000. The Company shall also pay fees equal to: (1) 2.00% of the gross offering proceeds of all shares of Common Stock sold to existing shareholders, except for orders from directors, officers, employees, and immediate family members of such persons; (2) 3.00% of the gross offering proceeds of all shares of Common Stock sold to the public, except for orders from directors, officers, employees, and immediate family members of such persons; and (3) 7.00% of the gross offering proceeds of sales made through selected broker/dealers, including Hopper Soliday ("Selling Group"), of which 2.00% of such aggregate amount will be paid to Hopper Soliday as a management fee and 5.00% of such aggregate amount will be paid the particular Selling Group member as a marketing fee.


      The Company will pay for all of its expenses in connection with the Offering, including legal, accounting, printing, and advertising expenses. In addition, Hopper Soliday and its counsel will be reimbursed for reasonable out-of-pocket expenses not to exceed $7,500 and legal fees of up to $15,000.


      The Company has agreed to indemnify Hopper Soliday, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.


Determination of Offering Price

      The Offering Price has been determined by the Company with the assistance of Hopper Soliday based on certain factors including recent prices of trades for the Common Stock, an evaluation of the financial condition and performance of the Company, and comparisons of the relationships between market prices, book values, and earnings per share of other financial institutions of a similar size and asset quality. Such decision will not be solely based upon an actual trading market for the Common Stock; accordingly, there can be no assurance that the Common Stock may be resold at or above the Offering Price.

Procedure for Subscribing for Common Stock in the Offering

      Use of Order Forms. Orders for the Common Stock will only be accepted upon completion of an Order Form. Any person receiving an Order Form who desires to subscribe for shares of Common

Stock must do so prior to the Expiration Date by delivering (by mail or in person) to the Bank a properly executed and completed Order Form together with full payment of the Purchase Price for all shares for which subscription is made. The Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Offering at any time prior to the Expiration Date. Once tendered, orders cannot be revoked without the consent of the Company.

      The method of delivery of Order Forms and payment of the aggregate purchase price to the Company will be at the election and risk of Offering participants, but if sent by mail, the Company recommends that such Order Forms and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Company and clearance of payment prior to the Expiration Date. Because uncertified checks may take five business days to clear, investors are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order, or wire transfer of funds.

      In the event an Order Form (i) is not received or is received after the Expiration Date; (ii) is defectively completed or executed; or (iii) is not accompanied by the full required payment for the shares subscribed for or, in the case of an institutional investor, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the Expiration Date, the Company may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on an Order Form in no way obligates the Company to waive any other irregularity on any other Order Form. Waivers will be considered on a case by case basis. The Company reserves the right in its sole discretion to accept or reject orders received on photocopies or facsimile Order Forms, or whose payment is to be made by wire transfer or payment from private third parties. The interpretation by the Company of the acceptability of the Order Forms will be final.

      To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus.

      Payment for Shares. For subscriptions to be valid, payment for all subscribed shares, computed on the basis of the Purchase Price, will be required to accompany all properly completed Order Forms, on or prior to the expiration date specified on the Order Form unless such date is extended by the Company. Payment for shares of Common Stock may be made (i) in cash, if delivered in person, (ii) by check or money order payable to the Company, or (iii) by wire transfer of funds to the escrow account maintained by the Company for such purposes at ________, Account No. ______; ABA No. ______. For orders or subscriptions of $25,000 or more, payments must be made by wire transfer, certified check, cashier's check, or money order. An executed Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the Company. All funds received in payment of the purchase price will be held by the Company in a non-interest bearing escrow account at the Bank.

      Subscriptions for Common Stock which are received by the Company from participants in the Offering may not be revoked without the consent of the Company.

      Investors who elect to purchase shares of Common Stock from a member of the Selling Group are advised that any broker-dealer who participates in the Selling Group will be required either (i) upon receipt of an executed Order Form or direction to execute an Order Form on behalf of an investor, to forward the aggregate purchase price to the Company on or before twelve noon, prevailing time, of the business day next following receipt of such executed Order Form or direction to execute an Order Form; or
(ii) upon receipt of confirmation by such broker-dealer of an investor's interest in purchasing shares, and following an acknowledgment by such broker-dealer to such investor on the next business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the aggregate purchase price to the Company on or before 12:00 noon, prevailing time, of the business day next following such debiting.


      Anyone with questions or requiring assistance concerning the procedures for purchasing shares should call Stock Information Center at (412) ____________ and ask to speak to a representative about the Emclaire Financial Corp. Common Stock Offering.


      No Order Form is binding until accepted by the Company following expiration of the Offering. The Company may, in its sole discretion, reject any order in whole or in part without liability to the prospective purchaser.

Expiration Date


      The Offering will terminate at 5:00 p.m., Eastern time, on __________________, 1996 unless extended by the Company up to an additional 30 days. It is anticipated that a Selling Group will be utilized concurrently with the Offering or commence subsequently thereafter at the discretion of Hopper Soliday after consultation with the Company. The Offering, including the Offering utilizing a Selling Group, must be completed within 30 days after the close of the Offering, or _____________________, 1996 unless extended by the Company. If the Offering is not completed within ____ days after the date the Prospectus is declared effective by the Commission (by _____________, 1996), all funds received will be returned promptly without interest.


Issuance of Common Stock

      Certificates representing Common Stock issued in the Offering will be mailed to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities


      The Common Stock will be offered in the Offering principally by the distribution of this Prospectus and through activities conducted at the Stock Information Center located at the Main Office of the Bank, 612 Main Street, Emlenton, Pennsylvania. The Stock Information Center is expected to operate during normal business hours throughout the Offering. It is expected that a registered representative employed by Hopper Soliday will be working at, and supervising the operation of, the Stock Information Center. Hopper Soliday will be responsible for overseeing the mailing of materials relating to the Offering, responding to questions regarding the Offering and processing Order Forms. It is expected that Bank and Company personnel will be present in the Stock Information Center to assist Hopper Soliday with clerical matters and to answer questions related solely to the business of the Company.

      Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers of the Company or registered representatives of Hopper Soliday. The Company will rely on Rule 3a4-1 promulgated under the Exchange Act, and sales of Common Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Bank will be compensated in connection with such person's solicitations or other participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Common Stock.


Restrictions on Sales

      The executive officers and directors of the Company and the Company have agreed that they will not offer, sell, contract to sell or grant an option to purchase or otherwise dispose of any shares of the Common Stock in the open market or otherwise, for a period of 90 days from the Expiration Date, without the prior written consent of Hopper Soliday.


Right to Amend or Terminate the Offering

      The Company expressly reserves the right to amend the terms and conditions of the Offering, whether the terms and conditions are more or less favorable to Offering participants. In the event of a material change to the terms of the Offering, the Company will file a post-effective amendment to its Registration Statement, of which this Prospectus is a part, and resolicit subscribers to the extent required by the Commission. The Company expressly reserves the right, at any time prior to delivery of shares of Common Stock offered hereby, to terminate the Offering if the Offering is prohibited by law or regulation or the Board of Directors concludes, in its judgment, that it is not in the best interests of the Company to complete the Offering under the circumstances. The Offering would be terminated by the Company by giving oral or written notice thereof to Hopper Soliday and making a public announcement thereof. If the Offering is so terminated, all funds received from Offering participants will be promptly refunded, without interest.

                                 LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters in connection with the Offering will be passed upon for Hopper Soliday by Pepper, Hamilton & Scheetz, Pittsburgh, Pennsylvania.

                                    EXPERTS

      The Consolidated Financial Statements of the Company at December 31, 1995 and 1994, and for the years then ended are included herein in reliance upon the report of S.R. Snodgrass, A.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


      Neither the Company nor the Bank is currently subject to the informational requirements of the Exchange Act.


      The Company has filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement. The Registration Statement and other information filed by the Company with the Commission can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth St., N.W., Washington, D.C. 20549.


      The Company furnishes to its shareholders annual reports containing consolidated financial statements for each fiscal year audited by an independent accounting firm.

                           EMCLAIRE FINANCIAL CORP.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page(s)

Independent Auditors' Report ..............................................F-1

Consolidated Balance Sheet as of December 31, 1995 and 1994................F-2

Consolidated Statement of Income for the Years
  Ended December 31, 1995 and 1994.........................................F-3

Consolidated Statement of Changes in Stockholders' Equity
  for the Years Ended December 31, 1995 and 1994 ......................... F-4

Consolidated Statement of Cash Flows for the
  Years Ended December 31, 1995 and 1994 ..................................F-5

Notes to Consolidated Financial Statements ................................F-6

Unaudited Consolidated Balance Sheet as of June 30, 1996 and 1995..........S-1

Unaudited Consolidated Statement of Income for the Three and Six
  Months ended June 30, 1996 and 1995......................................S-2

Unaudited Consolidated Statement of Changes in

  Stockholders' Equity for the Six Months ended June 30, 1996............. S-3

Unaudited Consolidated Statement of Cash Flows for the

  Six Months ended June 30, 1996 and 1995 .................................S-4

Notes to Unaudited Consolidated Financial Statements ......................S-5


All schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

                      [LETTERHEAD OF S.R. SNODGRASS, A.C.]


                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


    Board of Directors and Stockholders
    Emclaire Financial Corp.

    We have audited the consolidated balance sheet of Emclaire Financial Corp. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emclaire Financial Corp. and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    As explained in the notes to the consolidated financial statements, effective January 1, 1995, the Company changed its method of accounting for impaired loans and the related allowance for loan losses and effective January 1, 1994, changed its method of accounting for investment securities.


    /s/S.R. Snodgrass, A.C.

    Wexford, PA
    February 16, 1996, except for Note 15, as to which the date is June 20, 1996

                            EMCLAIRE FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET

                                                               December 31,
                                                           1995            1994
                                                      ------------    ------------

    ASSETS

Cash and due from banks                               $  3,175,347    $  3,624,304
Federal funds sold                                       2,500,000         900,000
Investment securities:
      Available for sale                                10,111,138            --
      Held to maturity (approximate market value of
        $16,299,328 and $24,757,249)                    16,249,637      25,435,754
Loans                                                   64,322,111      64,086,297
Less allowance for loan losses                             687,415         687,578
                                                      ------------    ------------
               Net loans                                63,634,696      63,398,719

Premises and equipment                                   1,663,096       1,655,543
Accrued interest and other assets                        1,264,867       1,699,373
                                                      ------------    ------------

               TOTAL ASSETS                           $ 98,598,781    $ 96,713,693
                                                      ============    ============

LIABILITIES
Deposits:

      Noninterest - bearing demand                    $ 12,606,044    $ 13,138,034
      Interest - bearing demand                         12,370,668      13,083,280
      Savings                                           12,805,694      12,731,538
      Money market                                      15,604,881      18,738,869
      Time                                              35,556,273      30,294,405
                                                      ------------    ------------
                Total deposits                          88,943,560      87,986,126
Accrued interest and other liabilities                     622,924         572,917
                                                      ------------    ------------
                TOTAL LIABILITIES                       89,566,484      88,559,043
                                                      ------------    ------------

STOCKHOLDERS' EQUITY

Common stock, par value $1.25 per share; 12,000,000
    shares authorized, 800,000 shares issued             1,000,000       1,000,000
Surplus                                                  1,013,080       1,013,080
Retained earnings                                        6,959,932       6,147,970
Net unrealized gain on securities                           65,685            --
Treasury stock, at cost (800 shares)                        (6,400)         (6,400)
                                                      ------------    ------------
     TOTAL STOCKHOLDERS' EQUITY                          9,032,297       8,154,650
                                                      ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS'

     EQUITY                                           $ 98,598,781    $ 96,713,693
                                                      ============    ============







See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME

                                                         Year Ended December 31,
                                                             1995         1994
                                                          ----------   ----------

    INTEREST INCOME
       Loans, including fees                              $6,035,217   $5,497,595
       Interest - bearing deposits in other banks              2,122          641
       Federal funds sold                                    198,240      114,729
       Investment securities:
              Taxable                                      1,033,546      934,799
              Exempt from federal income tax                 168,164      202,776
                                                          ----------   ----------
                         Total interest income             7,437,289    6,750,540
                                                          ----------   ----------

INTEREST EXPENSE
       Deposits                                            2,976,453    2,565,373
       Lease obligations                                       9,943        7,278
                                                          ----------   ----------
                         Total interest expense            2,986,396    2,572,651
                                                          ----------   ----------

NET INTEREST INCOME                                        4,450,893    4,177,889

Provision for loan losses                                    143,000      132,000
                                                          ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        4,307,893    4,045,889
                                                          ----------   ----------

OTHER OPERATING INCOME
      Service fees on deposit accounts                       296,148      290,812
      Other                                                   92,786       93,896
                                                          ----------   ----------
                         Total other operating income        388,934      384,708
                                                          ----------   ----------

OTHER OPERATING EXPENSE
      Salaries and employee benefits                       1,544,172    1,429,555
      Occupancy                                              157,256      153,189
      Furniture and equipment                                231,102      209,498
      Other                                                1,072,227    1,107,175
                                                          ----------   ----------
                         Total other operating expense     3,004,757    2,899,417
                                                          ----------   ----------

Income before income taxes                                 1,692,070    1,531,180

Income taxes                                                 520,468      453,854
                                                          ----------   ----------

NET INCOME                                                $1,171,602   $1,077,326
                                                          ==========   ==========

EARNINGS PER SHARE                                        $     1.47   $     1.35

AVERAGE SHARES OUTSTANDING                                   799,200      799,200


See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                        Net
                                                                                    Unrealized
                                              Common                   Retained         Gain         Treasury
                                              Stock        Surplus     Earnings    on Securities      Stock       Total
                                         ------------  ------------ -------------  -------------  ----------- ------------

    Balance, December 31, 1993           $  1,000,000  $  1,013,080  $  5,390,324  $          - $     (6,400) $  7,397,004

    Net income                                                          1,077,326                                1,077,326
    Dividends declared
       ($.40 per share)                                                  (319,680)                                (319,680)
                                         ------------  ------------  ------------  ------------ ------------  ------------

    Balance, December 31, 1994              1,000,000     1,013,080     6,147,970             -       (6,400)    8,154,650

    Net income                                                          1,171,602                                1,171,602
    Dividends declared
       ($.45 per share)                                                  (359,640)                                (359,640)
    Net unrealized gain on securities                                                    65,685                     65,685
                                         ------------  ------------  ------------  ------------ ------------  ------------

    Balance, December 31, 1995           $  1,000,000  $  1,013,080  $  6,959,932  $     65,685 $     (6,400) $  9,032,297
                                         ============  ============  ============  ============ ============  ============






See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  Year Ended December 31,
                                                                                     1995          1994
                                                                               -----------    -----------

OPERATING ACTIVITIES
     Net income                                                                 $ 1,171,602    $ 1,077,326
     Adjustments to  reconcile  net income to net cash  provided by operating activities:
            Depreciation and amortization                                           240,571        266,749
            Amortization of investment security
                discounts and premiums                                              224,633        284,286
            Provision for loan losses and real estate owned                         143,000        157,472
            Deferred income taxes                                                   (24,062)       (65,352)
            Increase in accrued interest receivable                                 (35,425)      (154,073)
            Increase in accrued interest payable                                     63,907          9,234
            Other, net                                                              111,108        (28,007)
                                                                                -----------    -----------
                      Net cash provided by operating activities                   1,895,334      1,547,635
                                                                                -----------    -----------
INVESTING ACTIVITIES
      Investment securities held to maturity:
           Proceeds from maturities and repayments                                6,524,531      3,715,569
           Purchases                                                             (7,574,662)    (6,256,093)
      Net loan originations                                                        (332,827)    (3,134,439)
      Purchases of premises and equipment                                          (153,913)      (136,118)
      Proceeds from sales of other real estate owned                                231,163         31,096
                                                                                -----------    -----------
                       Net cash used for investing activities                    (1,305,708)    (5,779,985)
                                                                                -----------    -----------
FINANCING ACTIVITIES
      Net increase in deposits                                                      957,434        990,049
      Payments for obligation under capital lease                                   (36,377)       (38,702)
      Cash dividends paid                                                          (359,640)      (319,680)
                                                                                -----------    -----------
                       Net cash provided by financing activities                    561,417        631,667
                                                                                -----------    -----------

                       Increase (decrease) in cash and
                           cash equivalent                                        1,151,043     (3,600,683)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    4,524,304      8,124,987
                                                                                -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $ 5,675,347    $ 4,524,304
                                                                                ===========    ===========





See accompanying notes to the consolidated financial statements.

       EMCLAIRE FINANCIAL CORP.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization
       ------------

       Emclaire Financial Corp. (Company) is a Pennsylvania corporation organized as the holding company of the Farmers National Bank (Bank). The Bank is a national association located in Pennsylvania. The Company's principal sources of revenue emanate from its investment securities portfolio, its portfolio of residential real estate, commercial mortgage, commercial and consumer loans, as well as a variety of deposit services offered to its customers through four offices. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

       Basis of Presentation
       ---------------------

       The consolidated financial statements of the Company include its wholly - owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity position in the underlying net assets.

       The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are subject to significant change in the near - term are the allowance for loan losses and accrued pension benefits.

       A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

       Investment Securities
       ---------------------

       Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In adopting Statement No. 115, the Company has classified investment securities into two categories: Held to Maturity and Available for Sale. Debt securities acquired with the intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally for liquidity purposes. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on securities are recognized as income when earned.

       Common stock of the Federal Home Loan Bank and Federal Reserve Bank represents ownership in institutions which are wholly - owned by other financial institutions. These equity securities are accounted for at cost.

       Loans
       -----

       Loans are reported at their principal amount net of the allowance for loan losses. Interest on all loans is recognized as income when earned on the accrual method. The accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, that the borrower's financial condition is such that collection of interest is doubtful. Interest payments received on nonaccrual loans is recorded as income or applied against principal according to management's judgment as to the collectibility of such principal.

       Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. For purposes of this Standard, nonaccrual commercial and commercial real estate loans are considered to be impaired. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral.

       Statement No. 118 amends Statement No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. The adoption of Statements No. 114 and No. 118 had no material effect on the Company's financial position or results of operations.

       Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan yield. The Company is amortizing these amounts over the contractual lives of the related loans.

       Allowance for Loan Losses
       -------------------------

       The  Bank  uses the  allowance  method  in  providing  for  loan  losses.
       Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The allowance is maintained at a level believed by management to be sufficient to absorb estimated potential credit losses. Management's determination of the adequacy of the allowance is based on periodic evaluations of the credit portfolio and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of expected future cash flows on impaired loans, which may be susceptible to significant change. The allowance for loan losses on impaired loans is one component of the methodology for determining the allowance for loan losses. The remaining components of the allowance for loan losses provide for estimated losses on commercial loans, consumer loans, real estate mortgages, and general amounts for historical loss experience, uncertainties in estimating losses and inherent risks in the various credit portfolio.

       Premises and Equipment
       ----------------------

       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight - line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

       Real Estate Owned
       -----------------

       Real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds the fair value. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

       Intangible Assets
       -----------------

       Intangible assets represent core deposit premiums paid for acquired branch offices. The core deposit |premiums are amortized using the straight - line method over an eight year period.

       Pension Plan
       ------------

       The Bank maintains a non - contributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement.

       Income Taxes
       ------------

       The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       Earnings Per Share
       ------------------

       Earnings per share are calculated using the weighted average number of shares of stock outstanding for the periods presented.

       Cash Flow Information
       ---------------------

       The Company has defined cash equivalents as those amounts included in due from banks and federal funds sold.

       Cash payments for interest in 1995 and 1994 were $2,922,489 and $2,563,417, respectively. Cash payments for income taxes in 1995 and 1994 were $541,000 and $483,448, respectively.

       During 1994, the Company transferred $335,072 from loans to real estate owned. In addition, a capital lease obligation for $199,683 was initiated to record an in - house computer system upgrade.

    2. INVESTMENT SECURITIES

       In December, 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company reclassified investment securities from the held to maturity classification to the available for sale classification with an amortized cost of $10,012,503 and an estimated market value of $10,057,238. The net appreciation of these securities was recorded net of federal income taxes to an unrealized gain account, which is a component of stockholders' equity.

       The amortized cost and estimated market values of investment securities available for sale are summarized as follows:

                                                                1995
                                      --------------------------------------------------------
                                                        Gross         Gross       Estimated
                                        Amortized    Unrealized     Unrealized      Market
                                          Cost          Gains         Losses         Value
                                      ------------  ------------  ------------    ------------

       AVAILABLE FOR  SALE
       U. S. Treasury securities      $  9,593,915  $    121,733  $    (22,210)   $  9,693,438
       Equity securities                   417,700             -             -         417,700
                                      ------------  ------------  ------------    ------------

                     Total            $ 10,011,615  $    121,733  $    (22,210)   $ 10,111,138
                                      ============  ============  ============    ============

       The amortized cost and estimated market values of investment securities held to maturity are summarized as follows:

                                                                         1995
                                                --------------------------------------------------------
                                                                  Gross         Gross       Estimated
                                                  Amortized    Unrealized     Unrealized      Market
                                                    Cost          Gains         Losses         Value
                                                ------------  ------------  ------------    ------------

       HELD TO MATURITY
       U. S. Treasury securities and
         obligations of U. S. Government
         corporations and agencies              $  7,077,756  $     26,891   $     (4,147)  $  7,100,500
       Obligations of states and political
          subdivisions                             3,869,528         3,262         (9,283)     3,863,507
       Corporate notes                             2,758,448        52,433         (5,451)     2,805,430
       Mortgage-backed securities                  2,543,905         2,276        (16,290)     2,529,891
                                                ------------  ------------   ------------   ------------

                     Total                      $ 16,249,637  $     84,862   $    (35,171)  $ 16,299,328
                                                ============  ============   ============   ============

                                                                         1994
                                                --------------------------------------------------------
                                                                  Gross         Gross       Estimated
                                                  Amortized    Unrealized     Unrealized      Market
                                                    Cost          Gains         Losses         Value
                                                ------------  ------------  ------------    ------------

       HELD TO MATURITY
       U. S. Treasury securities and
         obligations of U. S. Government
         corporations and agencies             $ 12,773,029   $      2,700   $   (442,919)  $ 12,332,810
       Obligations of states and political
          subdivisions                            5,194,333              -        (86,514)     5,107,819
       Corporate notes                            3,372,369              -        (52,069)     3,320,300
       Mortgage-backed securities                 3,679,223              -        (99,703)     3,579,520
                                               ------------   ------------   ------------   ------------
                     Total debt securities       25,018,954          2,700       (681,205)    24,340,449
       Equity securities                            416,800              -              -        416,800
                                               ------------   ------------   ------------   ------------

                     Total                     $ 25,435,754   $      2,700   $   (681,205)  $ 24,757,249
                                               ============   ============   ============   ============

       Investment securities with an amortized cost and estimated market value of approximately $3,547,442 and $3,551,250, respectively, at December 31, 1995, and $2,688,000 and $2,547,750, respectively, at December 31, 1994, were pledged to secure deposits and for other purposes as required by law.

       The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          AVAILABLE FOR  SALE         HELD TO MATURITY
                                      -------------------------   -------------------------
                                                      Estimated                  Estimated
                                        Amortized       Market     Amortized       Market
                                           Cost         Value         Cost          Value
                                      -----------   -----------   -----------   -----------

       Due in one year or less        $      --     $      --     $ 8,121,953   $ 8,160,915
       Due after one year through
          five years                    9,593,915     9,693,438     5,583,779     5,608,522
                                      -----------   -----------   -----------   -----------
                                        9,593,915     9,693,438    13,705,732    13,769,437
       Mortgage-backed securities            --            --       2,543,905     2,529,891
                                      -----------   -----------   -----------   -----------

              Total                   $ 9,593,915   $ 9,693,438   $16,249,637   $16,299,328
                                      ===========   ===========   ===========   ===========

    3. LOANS

       Major classifications of loans are summarized as follows:

                                                1995          1994
                                            -----------   -----------

       Commercial and industrial            $ 9,611,079   $ 8,575,910
       Real estate mortgages                 42,164,981    42,736,409
       Consumer                              12,546,051    12,773,978
                                            -----------   -----------
                                             64,322,111    64,086,297

       Less allowance for loan losses           687,415       687,578
                                            -----------   -----------

             Net loans                      $63,634,696   $63,398,719
                                            ===========   ===========


       In the normal course of business, loans are extended to directors, executive officers, and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1995, is as follows:

               Balance                                        Balance
            December 31,                         Amounts     December 31,
              1994                Additions     Collected       1995
            ------------          ---------     ---------    ------------

        $    1,061,231            1,021,967      693,501   $  1,389,697

       The Bank's primary business activity is with customers located within Venango, Clarion, and Butler Counties. Commercial, residential, personal, and agricultural loans are granted. Although the Bank has a diversified loan portfolio at December 31, 1995 and 1994, loans outstanding to individuals and businesses are dependent upon the local economic conditions within the immediate trade area.

       Loans on which the accrual of interest has been discontinued amounted to $441,000 at December 31, 1994. If interest on these loans had been accrued, interest income would have been increased by approximately $22,200 for 1994. At December 31, 1995, the Bank had no impaired loans.

    4. ALLOWANCE FOR LOAN LOSSES

       Changes in the allowance for loan losses are summarized as follows:

                                                1995       1994
                                              --------   --------

         Balance, January 1                   $687,578   $638,965
         Add:
            Provision charged to operations    143,000    132,000
            Recoveries                          61,869     43,852
         Less loans charged off                205,032    127,239
                                              --------   --------

         Balance, December 31                 $687,415   $687,578
                                              ========   ========

       For federal income tax purposes the reserve for loan losses is maintained at the maximum allowable under the Internal Revenue Code and approximated $158,053 at December 31, 1995 and 1994.

    5. PREMISES AND EQUIPMENT

       Major classifications of premises and equipment are summarized as follows:

                                            1995         1994
                                         ----------   ----------

         Land and improvements           $  208,742   $  185,085
         Buildings                        1,358,247    1,349,232
         Furniture and fixtures           1,025,630      904,388
                                          2,592,619    2,438,705
                                         ----------   ----------
         Less accumulated depreciation      929,523      783,162
                                         ----------   ----------

                     Total               $1,663,096   $1,655,543
                                         ==========   ==========

       Depreciation and amortization charged to operations was $146,361 in 1995 and $143,397 in 1994.

    6. DEPOSITS

       Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $3,597,000 and $2,640,000 at December 31, 1995 and 1994, respectively.

    7.  OTHER EXPENSE

       The following is an analysis of other expense:

                                                1995         1994
                                             ----------   ----------

         Advertising                         $   71,156   $   46,420
         Amortization of intangible assets       91,115       99,448
         Professional services                   76,931       73,002
         FDIC insurance                         100,722      194,963
         Forms and supplies                     101,854      108,715
         Postage                                 93,596       84,907
         Other                                  536,853      499,720
                                             ----------   ----------

                  Total                      $1,072,227   $1,107,175
                                             ==========   ==========

    8. INCOME TAXES

       The provision for income taxes is summarized as follows:

                                        1995         1994
                                     ---------    ---------

       Currently payable             $ 544,530    $ 519,206
       Deferred                        (24,062)     (65,352)
                                     ---------    ---------

                   Total provision   $ 520,468    $ 453,854
                                     =========    =========

       The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, at December 31 are as follows:

                                                              1995       1994
                                                            --------   --------

         Deferred tax assets:
            Provision for loan losses                       $179,983   $180,039
            Core deposit intangible amortization              33,977     21,985
            Capital lease obligation                          48,648     61,016
            Provision for loss on other real estate owned       --        8,500
            Pension expense                                   10,762      3,368
                                                            --------   --------
                Gross deferred tax assets                    273,370    274,908
            Less valuation allowance                            --         --
                                                            --------   --------
                Deferred tax assets after allowance          273,370    274,908
                                                            --------   --------

         Deferred tax liabilities:
            Net unrealized gain on securities                 33,838       --
            Depreciation                                     166,422    172,526
            Loan origination costs, net                        5,742      4,120
            Cash to accrual conversion                          --       32,983
            Discount accretion                                13,559      1,694
                                                            --------   --------
               Gross deferred tax liabilities                219,561    211,323
                                                            --------   --------

               Net deferred tax asset                       $ 53,809   $ 63,585
                                                            ========   ========

       No valuation allowance was established at December 31, 1995 and 1994, in view of the Company's ability to carry - back to taxes paid in previous years and future anticipated taxable income which is evidenced by the Company's earnings potential.

       The reconciliation between the federal statutory rate and the Company's effective income tax rate is as follows:

                                              1995                 1994
                                     --------------------    -----------------
                                                    % of                % of
                                                   Pre-tax             Pre-tax
                                       Amount      Income     Amount   Income
                                     ----------  ---------  --------- --------

        Provision at statutory rate   $ 575,304     34.0 % $ 520,601    34.0 %
        Effect of tax exempt income     (57,450)    (3.4)    (77,716)   (5.1)
        Other                             2,614      0.2      10,969     0.7
                                      ---------     ----     -------    ----

        Actual tax expense and
           effective rate            $ 520,468     30.8 %  $ 453,854    29.6 %
                                     =========     ====      =======    ====

    9. PENSION PLAN

       The following presents the components of the pension expense for each year.


                                                                   1995         1994
                                                                ---------    ---------

            Service cost of benefits earned during the period   $  47,800    $  54,034
            Interest cost on projected benefit obligation          62,534       59,388
            Return on plan assets                                (287,502)       8,531
            Net amortization and deferral                         186,302     (109,340)
                                                                ---------    ---------

            Net periodic pension cost                           $   9,134    $  12,613
                                                                =========    =========

       The actuarial present value of accumulated benefit obligations at December 31, 1995 and 1994, was $607,113 and $466,572 including vested benefit obligations of $600,275 and $463,355. The following table sets forth the funded status and amounts recognized in the balance sheets at December 31:

                                                                  1995          1994
                                                            -------------  -------------


       Plan assets at fair value                            $   1,339,813  $   1,059,208
       Projected benefit obligation                             1,010,270        763,726
                                                            -------------  -------------
       Funded status                                              329,543        295,482
       Unrecognized net gain from past experience different
             from that assumed                                   (233,154)      (181,940)
       Unamortized prior service cost                               1,174          1,246
       Unrecognized net transition asset                         (129,216)      (137,307)
                                                            -------------  -------------
       Accrued pension cost                                 $     (31,653) $     (22,519)
                                                            =============  =============

       Plan assets primarily consist of debt and equity mutual funds at December 31, 1995 and 1994.

       In preparing the above information the following actuarially assumed rates were used.

                                                           1995          1994
                                                           ----          ----

          Discount rate                                    7.50 %        8.25 %
          Rate of increase in future compensation levels   5.00          5.00
          Rate of return on plan assets                    8.50          8.50

    10. AVAILABLE LINE OF CREDIT

       The Bank had a credit arrangement with a borrowing limit at December 31, 1995, of approximately $9,844,000 with the Federal Home Loan Bank of Pittsburgh. This credit line is subject to annual renewal, incurs no service charges, and is secured by a blanket security agreement on outstanding residential mortgage loans. There were no outstanding borrowings on this line of credit during 1995 and 1994.

    11. COMMITMENTS

       In the normal course of business, the Bank makes various commitments which are not reflected in the accompanying financial statements. The Bank offers such products to enable its customers to meet their financing objectives. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary.

       The off - balance sheet commitments were comprised of the following at December 31:

                                                         1995          1994
                                                    ------------  ------------

             Commitments to extend credit           $  5,002,000  $  4,473,000
             Standby letters of credit                 1,089,000       778,000

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit and loans approved but not yet funded. The Bank uses the same credit policies in making loan commitments and conditional obligations as it does for on - balance sheet instruments. Since many of the credit line commitments are expected to expire without being fully drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

       Standby letters of credit obligate the Bank to disburse funds to a third party if the Bank's customer fails to perform under the terms of the agreement with the beneficiary. These instruments are issued primarily to support bid or performance - related contracts. The coverage period for these instruments is typically a one year period with an annual renewal option subject to prior approval by management. The Bank holds collateral for these instruments, as deemed necessary, which are typically Bank deposit instruments.

    12. REGULATORY RESTRICTIONS

       Cash and Due from Banks
       -----------------------

       The district Federal Reserve Bank requires the Bank to maintain certain reserve balances. As of December 31, 1995 and 1994, the Bank had required reserves of $603,000 and $639,000 comprised of vault cash, and a depository amount held with the Federal Reserve Bank.

       Loans
       -----

       The Federal Reserve Act limits extensions of credit by the Bank to the Company and requires such credits to be collateralized. Further such secured loans are limited in amount to 10% of the Bank's capital surplus. There were no loans outstanding between the Bank and the Company at December 31, 1995 and 1994.

       Dividends
       ---------

       The Bank is subject to a dividend restriction which generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits as defined for the year combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Using this formula, the amount available for payment of dividends by the Bank in 1996, without approval of the Comptroller, will be limited to $1,585,000 plus net profits retained up to the date of the dividend declaration.

       Regulatory Capital Requirements
       -------------------------------

       The Bank is subject to risk - based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum total risk - based capital requirement is 8.00%. The capital position of the Bank as of December 31, 1995 and 1994, as calculated by management, was 15.92% and 14.16%, respectively.

       Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 3.00% for top rated financial institutions. Less highly rated institutions, or those with higher levels of risk, are required to maintain ratios 100 to 200 basis points above the minimum level. The Bank's ratios under these guidelines, as calculated by management, as of December 31, 1995 and 1994, were 8.71% and 7.99%, respectively.

       Based upon these guidelines, at December 31, 1995 and 1994, the Bank is classified as "Well Capitalized."

    13. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

       Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose the estimated fair value of its financial instruments.

       Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

       Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

       If no readily available market exists, the fair value estimates for financial instruments would be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

       As certain assets and liabilities, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

       The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

       Cash and Due From Banks, Federal Funds Sold, Accrued Interest Receivable,
       -------------------------------------------------------------------------
       and Accrued Interest Payable
       ----------------------------

       The fair value is equal to the current carrying value.

       Investment Securities
       ---------------------

       The fair value of securities held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

       The fair value of securities available for sale is equal to the current carrying value.

       Loans and Deposits
       ------------------

       The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non - interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair value for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

       Commitments to Extend Credit and Standby Letters of Credit
       ----------------------------------------------------------

       These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in the Commitments and Contingent Liabilities note.

       The estimated fair values at December 31, 1995, of the Company's financial instruments are as follows:


                                                                        1995
                                                              --------------------------
                                                                Carrying        Fair
                                                                  Value         Value
                                                              ------------  ------------

       Financial assets:
          Cash and due from banks and federal funds sold      $  5,675,347  $  5,675,347
          Investment securities available for sale              10,111,138    10,111,138
          Investment securities held to maturity                16,249,637    16,299,328
          Net loans                                             63,634,696    65,317,000
          Accrued interest receivable                              753,195       753,195
                                                              ------------  ------------

                   Total                                      $ 96,424,013  $ 98,156,008
                                                              ============  ============

       Financial liabilities:

          Deposits                                            $ 88,943,560  $ 89,259,000
          Accrued interest payable                                 259,603       259,603
                                                              ------------  ------------

                   Total                                      $ 89,203,163  $ 89,518,603
                                                              ============  ============


    14. PARENT COMPANY

                             CONDENSED BALANCE SHEET

                                                                      December 31,
                                                                  1995            1994
                                                              ------------  ------------

       ASSETS
       Cash on deposit in subsidiary bank                     $     10,024  $      8,419
       Investment in subsidiary                                  9,019,643     8,137,172
       Other assets                                                  2,630         9,059
                                                              ------------  ------------

          Total assets                                        $  9,032,297  $  8,154,650
                                                              ============  ============

       STOCKHOLDERS' EQUITY                                   $  9,032,297  $  8,154,650
                                                              ============  ============

                          CONDENSED STATEMENT OF INCOME

                                                                                   Year Ended December 31,
                                                                                     1995          1994
                                                                                -------------  ------------

       INCOME
          Dividends from subsidiary                                             $     359,640  $    319,680

       EXPENSES                                                                         7,310        15,481
                                                                                -------------  ------------

       Income before income taxes                                                     352,330       304,199
       Income tax benefit                                                              (2,486)       (5,264)
                                                                                -------------  ------------

       Income before equity in undistributed earnings of subsidiary                   354,816       309,463
       Equity in undistributed earnings of subsidiary                                 816,786       767,863
                                                                                -------------  ------------

       NET INCOME                                                               $   1,171,602  $  1,077,326
                                                                                =============  ============

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                       Year Ended December 31,
                                                                         1995          1994
                                                                     ------------  ------------

       OPERATING ACTIVITIES
          Net income                                                 $  1,171,602  $  1,077,326
          Adjustments to reconcile net income to net cash provided
               by operating activities:
               Equity in undistributed earnings of subsidiary            (816,786)     (767,863)
               Amortization                                                 3,097        12,487
               Other, net                                                   3,332         5,610
                                                                     ------------  ------------
                    Net cash provided by operating activities             361,245       327,560
                                                                     ------------  ------------

       FINANCING ACTIVITIES
          Cash dividends paid                                            (359,640)     (319,680)
                                                                     ------------  ------------

          Increase in cash                                                  1,605         7,880

       CASH AT BEGINNING OF YEAR                                            8,419           539
                                                                     ------------  ------------

       CASH AT END OF YEAR                                           $     10,024  $      8,419
                                                                    ============  ============

    15. STOCK SPLIT

       On June 20, 1996, the Company effected a four - for - one stock split of its common stock. As a result of this transaction, the authorized and issued number of shares increased from 3,000,000 and 200,000 to 12,000,000 and 800,000, respectively, and the par value was reduced from $5.00 per share to $1.25 per share. All references in the accompanying financial statements to the number of shares and the per share amounts have been restated to reflect this stock split.

                            EMCLAIRE FINANCIAL CORP.
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                                          June 30,
                                                                                            1996
                                                                                            ----

ASSETS
  Cash and due from banks.....................................................          $   4,056,998
  Investment securities:
    Available for sale........................................................             23,044,609
    Held to maturity (estimated market value of $15,463,241
      and $22,029,000)........................................................             15,621,248
  Loans.......................................................................             63,446,109
  Less allowance for loan losses..............................................                724,346
                                                                                          -----------
    Net loans.................................................................             62,721,763
  Premises and equipment......................................................              2,140,059
  Accrued interest and other assets...........................................              1,813,640
                                                                                          -----------
     TOTAL ASSETS.............................................................           $109,398,317
                                                                                          ===========

LIABILITIES
  Deposits
    Non-interest bearing demand...............................................           $ 14,120,915
    Interest bearing demand...................................................             11,674,860
    Savings...................................................................             13,549,128
    Money market..............................................................             16,788,332
    Time......................................................................             38,517,090
                                                                                          -----------
       Total deposits.........................................................             94,650,325
  Short-term borrowings.......................................................              5,000,000
  Obligation under capital lease..............................................                123,918
  Accrued interest and other liabilities......................................                433,377
                                                                                          -----------
     TOTAL LIABILITIES........................................................            100,207,620
                                                                                          -----------

STOCKHOLDERS' EQUITY
  Common stock, par value $1.25 per share; 12,000,000 shares
    authorized, 800,000 shares issued.........................................              1,000,000
  Additional paid in capital..................................................              1,013,080
  Retained earnings...........................................................              7,293,297
  Net unrealized loss on securities...........................................               (109,280)
  Treasury stock, at cost (800 shares)........................................                 (6,400)
                                                                                          -----------
     TOTAL STOCKHOLDERS' EQUITY...............................................              9,190,697
                                                                                          -----------

     TOTAL LIABILITIES AND

       STOCKHOLDERS' EQUITY...................................................           $109,398,317
                                                                                          ===========


See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                        Consolidated Statement of Income
                                   (Unaudited)

                                                                       Three Months Ended       Six Months Ended
                                                                            June 30,                 June 30,
                                                                   -----------------------   -----------------------
                                                                       1996        1995         1995        1994
                                                                   -----------  ----------   ----------   ----------
INTEREST INCOME
  Loans, including fees ........................................   $1,407,188   $1,494,743   $2,885,556   $2,942,322
  Interest bearing deposits in other banks .....................          404          498        1,118          887
  Federal funds sold ...........................................       37,833       45,731       76,767       71,677
  Investment securities:
    Taxable ....................................................      416,418      248,766      734,788      492,289
    Exempt from federal income tax .............................       32,712       42,911       67,854       87,993
                                                                   ----------   ----------   ----------   ----------
      Total interest income ....................................    1,894,555    1,832,649    3,766,083    3,595,168

INTEREST EXPENSE
  Deposits .....................................................      760,835      737,869    1,521,506    1,431,926
  Short-term borrowings ........................................       13,499         --         13,499         --
  Lease obligation .............................................        1,963        3,047        3,995        5,712
                                                                   ----------   ----------   ----------   ----------
     Total interest expense ....................................      776,297      740,916    1,539,000    1,437,638
                                                                   ----------   ----------   ----------   ----------

NET INTEREST INCOME ............................................    1,118,258    1,091,733    2,227,083    2,157,530

Provision for loan losses ......................................       36,000       36,000       72,000       72,000
                                                                   ----------   ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES ..............................................    1,082,258    1,055,733    2,155,083    2,085,530
                                                                   ----------   ----------   ----------   ----------

OTHER OPERATING INCOME
  Service fees on deposit accounts .............................       82,061       75,164      156,709      141,613
  Other ........................................................       19,380       29,993       38,479       51,252
                                                                   ----------   ----------   ----------   ----------
     Total other operating income ..............................      101,441      105,157      195,188      192,865
                                                                   ----------   ----------   ----------   ----------

OTHER OPERATING EXPENSE
  Salaries and employee benefits ...............................      511,915      402,940      887,735      753,549
  Occupancy, furniture and equipment ...........................      111,093       95,968      219,469      196,031
  Other ........................................................      277,637      295,171      517,820      581,730
                                                                   ----------   ----------   ----------   ----------
     Total other operating expense .............................      900,645      794,079    1,625,024    1,531,310
                                                                   ----------   ----------   ----------   ----------

Income before income taxes .....................................      283,054      366,811      725,247      747,085
Income taxes ...................................................       85,190      109,581      224,050      225,981
                                                                   ----------   ----------   ----------   ----------

NET INCOME .....................................................   $  197,864   $  257,230   $  501,197   $  521,104
                                                                   ==========   ==========   ==========   ==========

EARNINGS PER SHARE .............................................   $     0.25   $     0.32   $     0.63   $     0.65
AVERAGE SHARES OUTSTANDING .....................................      799,200      799,200      799,200      799,200

DIVIDEND PER SHARE .............................................   $     0.11   $     0.10   $     0.21   $     0.20


See accompanying notes to the consolidated financial statements

                            EMCLAIRE FINANCIAL CORP.
            Consolidated Statement of Changes in Stockholders' Equity
                                   (Unaudited)

                                                                         Net
                                             Additional               Unrealized
                                  Common      Paid in     Retained    Gain (Loss)    Treasury
                                  Stock       Capital     Earnings   on Securities     Stock        Total
                                  -----       -------     --------   -------------     -----        -----

Balance December 31, 1995      $1,000,000   $1,013,080   $6,959,932   $   65,685   $   (6,400)   $9,032,297
Net income ..............                                   501,197                                 501,197
Dividends declared ($.21
  per share).............                                  (167,832)                               (167,832)
Net unrealized loss on
 securities..............                                               (174,965)                  (174,965)
                               ----------   ----------   ----------   ----------   ----------    ----------
Balance June 30, 1996....      $1,000,000   $1,013,080   $7,293,297   $ (109,280)  $   (6,400)   $9,190,697
                               ==========   ==========   ==========   ==========   ===========   ==========


See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                      Consolidated Statement of Cash Flows
                                   (Unaudited)

                                                                                         Six Months Ended June 30,
                                                                                     ----------------------------------
                                                                                         1996                   1996
                                                                                     ------------            ----------
OPERATING ACTIVITIES
  Net income................................................................         $    501,197            $  521,104
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization.........................................              136,620               128,316
      Net amortization of investment security
        discounts and premiums..............................................              117,845               126,013
      Provision for loan losses.............................................               72,000                72,000
      (Increase) decrease in accrued interest receivable....................             (252,709)               22,505
      Increase in accrued interest payable..................................               25,715                59,608
      Other, net............................................................             (277,785)             (148,880)
                                                                                       ----------            ----------
        Net cash provided by operating activities...........................              322,883               780,666
                                                                                       ----------            ----------

INVESTING ACTIVITIES
  Proceeds from maturities and repayments of investment securities:
    Held to maturity........................................................            3,669,806             4,094,653
  Purchases of investment securities:
    Available for sale......................................................          (13,221,460)                   --
    Held to maturity........................................................           (3,136,371)             (974,610)
  Net loan repayments (originations)........................................              788,221              (963,754)
  Purchases of premises and equipment.......................................             (561,196)               (2,824)
  Proceeds from sales of other real estate..................................                   --                96,751
                                                                                       ----------            ----------
        Net cash (used for) provided by investing activities................          (12,461,000)            2,250,216
                                                                                       ----------            ----------

FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................................            5,706,765              (152,457)
  Net increase in short-term borrowings.....................................            5,000,000                    --
  Payments for obligation under capital lease...............................              (19,165)              (17,954)
  Cash dividends paid.......................................................             (167,832)             (159,840)
                                                                                       ----------            ----------
        Net cash provided by (used for) financing activities................           10,519,768              (330,251)
                                                                                       ----------            ----------

        Increase (decrease) in cash and cash equivalents....................           (1,618,349)            2,700,631

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............................            5,675,347             4,524,304
                                                                                       ----------             ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................................          $ 4,056,998            $7,224,935
                                                                                       ==========             =========


See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.  GENERAL

The accounting and financial reporting policies of Emclaire Financial Corp. and its wholly-owned subsidiary, The Farmers National Bank of Emlenton ("Bank"), conform to generally accepted accounting principles and to general practice within the banking industry. In the opinion of management, the accompanying unaudited consolidated financial statements of Emclaire Financial Corp. ("Company") contain all adjustments, consisting of only normal and recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2.  COMMON STOCK

Stock Split

On June 20, 1996, the Company effected a four-for-one split of its common stock. As a result of this transaction, the authorized and issued number of shares increased from 3,000,000 and 200,000 to 12,000,000 and 800,000, respectively, and the par value was reduced from $5.00 per share to $1.25 per share. All references in the accompanying financial statements to the number of shares and the per share amounts have been restated to reflect this stock split.

Proposed Stock Sale

On July 12, 1996, the Board of Directors of the Company approved the offering for sale of up to 230,800 shares of common stock. These shares are to be sold by prospectus only at a price to be determined prior to commencement of the sale. It is anticipated the sale of these shares will commence during the fourth quarter of 1996.

3.  PENDING BRANCH ACQUISITION

On September 20, 1996, the Bank acquired certain deposit liabilities of the Knox, Pennsylvania office of Mellon Bank, N.A. in a transaction recorded as a branch purchase. The Bank assumed deposit liabilities of approximately $14.1 million and acquired the land, building and equipment. The amount by which the acquisition cost exceeded the value of the assets purchased, totaling approximately $1.4 million, was recorded as an intangible asset.

4.  INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities are summarized as follows:

                                                          At June 30, 1996
                                        ----------------------------------------------------
                                                         Gross          Gross      Estimated
                                        Amortized     Unrealized     Unrealized      Market
                                           Cost          Gains         Losses        Value
                                       -----------    ----------   ------------  ------------
Available for Sale
U.S. Treasury securities and
  Obligations of U.S. Government
  corporations and agencies ........   $17,577,445   $    25,052   $  (127,389)   $17,475,108
Corporate notes ....................     5,192,339          --         (63,238)     5,129,101
                                       -----------   -----------   -----------    -----------
   Total debt securities ...........    22,769,784        25,052      (190,627)    22,604,209
Equity investment in Federal Reserve
  and Federal Home Loan Banks ......       440,400          --            --          440,400
                                       -----------   -----------   -----------    -----------
   Total ...........................   $23,210,184   $    25,052   $  (190,627)   $23,044,609
                                       ===========   ===========   ===========    ===========


                                                          At June 30, 1996
                                       ----------------------------------------------------
                                                        Gross          Gross      Estimated
                                       Amortized     Unrealized     Unrealized      Market
                                          Cost          Gains         Losses        Value
                                      -----------    ----------   ------------  ------------

Held to Maturity
U.S. Treasury securities and
  Obligations of U.S. Government
  corporations and agencies .......   $ 6,035,375   $      --     $   (29,469)   $ 6,005,906
Obligations of states and political
  subdivisions ....................     3,469,630         1,900       (13,868)     3,457,662
Corporate notes ...................     4,358,031         4,491       (62,590)     4,299,932
Mortgage-backed securities ........     1,758,212          --         (58,471)     1,699,741
                                      -----------   -----------   -----------    -----------
   Total ..........................   $15,621,248   $     6,391   $  (164,398)   $15,463,241
                                      ===========   ===========   ===========    ===========


Investment securities with a carrying value and an estimated market value of $3,077,390 and $3,067,430, respectively were pledged to secure public deposits and other purposes as required by law.

The amortized cost and estimated market value of debt securities at June 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         Available for Sale                          Held to Maturity
                                                   ---------------------------------         ----------------------------------
                                                                            Estimated                                 Estimated
                                                      Amortized              Market              Amortized             Market
                                                        Cost                  Value                Cost                 Value
                                                    -----------          -----------           -----------          ----------
Due in one year or less..........................   $ 2,017,847          $ 2,015,000           $ 7,394,212          $ 7,392,828
Due after 1 year through 5 years.................    19,128,304           18,970,990             6,468,824            6,370,672
Due after 5 years through 10 years...............     1,623,633            1,618,219                    --                   --
                                                    -----------          -----------           -----------          -----------
                                                     22,769,784           22,604,209            13,863,036           13,763,500
Mortgage-backed securities ......................            --                   --             1,758,212            1,699,741
                                                    -----------          -----------           -----------          -----------
   Total.........................................   $22,769,784          $22,604,209           $15,621,248          $15,463,241
                                                     ==========           ==========            ==========           ==========



5.  IMPAIRED LOANS

At June 30, 1996, the recorded investment in loans which are considered to be impaired was $831,381, all of which was placed in nonaccrual status. In addition, $93,000 of the related allowance for loan losses has been allocated for these impaired loans. At June 30, 1996, there were commitments for unfunded letters of credit totalling $7,500, to a borrower with outstanding loans considered to be impaired.

The average recorded investment in impaired loans during the six months ended June 30, 1996, was approximately $840,791. For the six months ended June 30, 1996, interest income totalling $13,330 was recognized on impaired loans, all of which was recognized using the cash basis method of income recognition.

6.  SHORT-TERM BORROWINGS

Short-term borrowings consist of federal funds purchased and a Federal Home Loan Bank ("FHLB") borrowing which matures September 12, 1996. It is expected the FHLB borrowing will be renewed at maturity until the completion of the branch acquisition described in Note 3, when it will be repaid from the cash proceeds received. The outstanding balances and related information for short-term borrowings are summarized as follows:

                                                      Federal Home          Federal
                                                        Loan Bank             Funds
                                                        Advance             Purchased
                                                      ------------         ------------
Average balance outstanding during the period...       $  417,582           $   71,429
Maximum amount outstanding at any
  month-end during the period...................       $4,000,000           $1,000,000
Weighted average interest rate..................             5.54%                5.05%
Total short-term borrowings at period end.......       $4,000,000           $1,000,000


The Bank maintains a revolving line of credit with a borrowing limit of approximately $3.15 million with the FHLB. This credit line is subject to annual renewal, incurs no service charges, and is secured by a blanket security agreement on outstanding residential mortgage loans and FHLB stock held by the Bank. In addition, the Bank has a revolving federal funds line of credit with a borrowing limit of $2 million with a correspondent Bank. This credit line is subject to annual renewal, incurs no service charges and is unsecured. At June 30, 1996, no amounts were outstanding on the FHLB line of credit, and $1 million was outstanding in federal funds purchased.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or the Company. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus by the Bank or the Company nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of the Bank or the Company since any of the dates as of which information is furnished herein or since the date hereof.

                                   TABLE OF CONTENTS

                                      Page

Additional Information..............
Summary.............................
Selected Financial and Other Data...
Recent Developments - Branch Acquisition
Risk Factors........................
Use of Proceeds.....................
Market Information..................
Dividends...........................
Capitalization......................
Pro Forma Data......................
Management's Discussion and Analysis
Business............................
Management..........................
Plan of Distribution................
Description of Capital Stock........
Legal Matters.......................
Experts.............................
Index to Financial Statements.......

   Until the later of _____ _, 1996, or 25 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  Up to 200,800 Shares

                                     Common Stock

                                        [LOGO]

                               EMCLAIRE FINANCIAL CORP.


               Holding Company for The Farmers National Bank of Emlenton


                                      PROSPECTUS

                              HOPPER SOLIDAY & CO., INC.

                                Dated: _______ __, 1996

                     THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                      AND ARE NOT FEDERALLY INSURED OR GUARANTEED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         The officers, directors, agents, and employees of the Company are indemnified with respect to certain actions pursuant to Pennsylvania law and the Bylaws of the Corporation.

         Pennsylvania corporate law provides broad statutory indemnification for directors, officers, employees, and agents including the right to maintain insurance. Pennsylvania law requires mandatory indemnification for expenses if a representative of a company is successful on the merits or otherwise, in either a third party or derivative action.

         The aforementioned indemnification provisions under Pennsylvania law are non-exclusive. A Pennsylvania corporation may grant additional indemnification rights through its bylaws or through an agreement, a vote of stockholders, or a vote of disinterested directors and may create a fund of any nature to secure its indemnification obligations

         Section 24.1 of the Bylaws of the Company relates to third party actions. The Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a representative of the Company, or is or was serving at the request of the Company as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 24.2 of the Bylaws of the Company relates to derivative actions. The Company has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a representative of the Company or is or was serving at the request of the Company as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification may not be made under this section of the Bylaws in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Company unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Company is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

         Section 24.3 of the Bylaws of the Company relates to when a person is entitled to mandatory indemnification. To the extent that a representative of the Company has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 24.1 (relating to third party actions) or 24.2 (relating to derivative actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         The Company maintains insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted and incurred such person in any such capacity or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Bylaws or Pennsylvania law.



Item 25.  Other Expenses of Issuance and Distribution.

         The  estimated   expenses,   other  than  underwriting   discounts  and
commissions, in connection with the Offering are as follows:


*        Special counsel and local counsel legal fees..........................................            $ 32,500
*        Printing..............................................................................               7,500
*        Postage and mailing...................................................................              10,000
*        Accounting fees.......................................................................              10,000
*        SEC Registration Fee..................................................................               1,075
*        NASD Fairness Filing..................................................................               1,000
*        Blue Sky legal and filing fees........................................................               5,000
*        Underwriter's expenses, including legal fees..........................................             125,000
*        Stock Certificates....................................................................               1,000
*        Reimbursable and other expenses.......................................................              16,925
                                                                                                             ------
*        TOTAL.................................................................................            $210,000
                                                                                                            =======


-----------------
*        Estimated.


Item 27.  Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:

  (a)     List of Exhibits:

           1.1     Form of Agency Agreement with Hopper Soliday & Co., Inc.*

           1.2     Form of Selected Dealers Agreement*

           3(i)    Articles of Incorporation of Emclaire Financial Corp.*

           3(ii)   Bylaws of Emclaire Financial Corp.*

           4       Specimen Stock Certificate of Emclaire Financial Corp.*

 -------------
 *  Previously filed.

           5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered*

          10 Purchase and Assumption Agreement Between Mellon Bank, N.A. as Seller and Farmers National Bank of Emlenton as Purchaser dated as of May 3, 1996*

          11 Statement re: Computation of Per Share Earnings (see "Selected Financial Data - Summary of Operations" and the Notes to Consolidated Financial Statements included in the Prospectus in Part I of this Registration Statement.)*

          21 Subsidiaries of the Registrant (See "Business - Subsidiaries" included in the Prospectus in Part I of this Registration Statement.)*

          23.1 Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinion filed as Exhibit 5.1)*

          23.2     Consent of S.R. Snodgrass, A.C.

          24       Power of Attorney (reference is made to the signature page)*

          99.1     Stock Order Form

          99.2     Marketing Materials

         -------------
         *  Previously filed.



Item 28.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Emlenton, Commonwealth of Pennsylvania, on October 16, 1996.

                                  EMCLAIRE FINANCIAL CORPORATION



                                  By: /s/ Ronald L. Ashbaugh
                                      ------------------------------------------
                                      Ronald L. Ashbaugh
                                      President
                                      (Duly Authorized Representative)

         We the undersigned directors and officers of Emclaire Financial Corp. (the "Corporation") do hereby severally constitute and appoint John J. Boczar our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said John J. Boczar may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Corporation's common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that John J. Boczar shall do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 16, 1996



/s/ Ronald L. Ashbaugh              /s/ John J. Boczar
-----------------------------       --------------------------------------------
Ronald L. Ashbaugh                  John J. Boczar
President                           Treasurer
(Principal Executive Officer)       (Principal Financial and Accounting Officer)



/s/ Dr. Clinton R. Coulter          /s/ David L. Cox
-----------------------------       --------------------------------------------
Dr. Clinton R. Coulter              David L. Cox
Director                            Vice President and Director



/s/ Bernadette H. Crooks            /s/ George W. Feeman
-----------------------------       --------------------------------------------
Bernadette H. Crooks                George W. Freeman
Director                            Director



/s/ Rodney C. Heeter                /s/ Robert L. Hunter
-----------------------------       --------------------------------------------
Rodney C. Heeter                    Robert L. Hunter
Director                            Director

/s/ J. Michael King                 /s/ John B. Mason
-----------------------------       --------------------------------------------
J. Michael King                     John B. Mason
Director                            Director



/s/ Elizabeth C. Smith
-----------------------------
Elizabeth C. Smith
Director

    As filed with the Securities and Exchange Commission on October 16, 1996

                           Registration No. 333-11773

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO
                                   EXHIBITS TO
                                    FORM SB-2

                             Registration Statement
                                    Under the
                             Securities Act of 1933



                            EMCLAIRE FINANCIAL CORP.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

Pennsylvania                                 6021                 25-160691
--------------------------------------------------------------------------------
(State or Other jurisdiction of        (Primary Standard      (I.R.S. Employer
incorporation or organization)    Industrial Classification  Identification No.)
                                         Code Number)

              612 Main Street, Box D, Emlenton, Pennsylvania 16373
                                 (412) 867-2311
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                          Ronald L. Ashbaugh, President
                            Emclaire Financial Corp.
              612 Main Street, Box D, Emlenton, Pennsylvania 16373
                                 (412) 867-2311
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                            Gregory A. Gehlmann, Esq.
                            Michael W. Zarlenga, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after this Registration Statement is declared effective.



                         INDEX TO EXHIBITS TO FORM SB-2

EXHIBIT                    DOCUMENT
-------                    --------

 1.1          Form of Agency Agreement with Hopper Soliday & Co., Inc.*

 1.2          Form of Selected Dealers Agreement*

 3(i)         Articles of Incorporation of Emclaire Financial Corp.*

 3(ii)        Bylaws of Emclaire Financial Corp.*

 4            Specimen Stock Certificate of Emclaire Financial Corp.*

 5            Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered*

10            Purchase and Assumption Agreement Between Mellon Bank, N.A. as Seller and Farmers
              National Bank of Emlenton as Purchaser dated as of May 3, 1996*

11            Statement re: Computation of Per Share Earnings (see "Selected Financial Data - Summary
              of Operations" and the Notes to Consolidated Financial Statements included in the Prospectus in Part I of this Registration Statement.)*

21            Subsidiaries of the Registrant (See "Business - Subsidiaries" included in the Prospectus in
              Part I of this Registration Statement.)*

23.1          Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinion filed as Exhibit
              5)*

23.2          Consent of S.R. Snodgrass, A.C.

24            Power of Attorney (reference is made to the signature page)*

99.1          Stock Order Form

99.2          Marketing Materials

-------------
*  Previously filed.